EXHBIT 99.2

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

by and between

CMS ENTERPRISES COMPANY,

as Seller

and

ABU DHABI NATIONAL ENERGY COMPANY PJSC,

as Buyer

dated as of

February 3, 2007

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; INTERPRETATIONS

Section 1.1 Specific Definitions

Section 1.2 Interpretation

ARTICLE II SALE AND PURCHASE

Section 2.1 Agreement to Sell and Purchase

Section 2.2 Time and Place of Closing

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1 Corporate Organization; Qualification

Section 3.2 Authority Relative to this Agreement

Section 3.3 Generation Interests

Section 3.4 Consents and Approvals

Section 3.5 No Conflict or Violation

Section 3.6 Contracts

Section 3.7 Compliance with Law

Section 3.8 Permits

Section 3.9 Litigation

Section 3.10 Employee Matters

Section 3.11 Labor Relations

Section 3.12 Intellectual Property

Section 3.13 Environmental Matters

Section 3.14 Tax Matters

Section 3.15 Insurance

Section 3.16 Regulatory Matters

Section 3.17 Financial Statements

Section 3.18 Absence of Certain Changes or Events

Section 3.19 Absence of Undisclosed Liabilities

Section 3.20 Brokerage and Finders’ Fees

Section 3.21 Affiliated Transactions

Section 3.22 No Insolvency

Section 3.23 No Other Representations or Warranties

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1 Corporate Organization; Qualification

Section 4.2 Authority Relative to this Agreement

Section 4.3 Consents and Approvals

Section 4.4 No Conflict or Violation

Section 4.5 Litigation

Section 4.6 Availability of Funds

Section 4.7 Brokerage and Finders’ Fees

Section 4.8 Investment Representations

Section 4.9 Regulation Matters

Section 4.10 No Other Representations or Warranties

ARTICLE V COVENANTS OF THE PARTIES

Section 5.1 Conduct of Business

Section 5.2 Access to Properties and Records

Section 5.3 Consents and Approvals

Section 5.4 Certain Subsidiary Level Debt

Section 5.5 Further Assurances

Section 5.6 Employee Matters

Section 5.7 Tax Covenants

Section 5.8 Intercompany Accounts

Section 5.9 Maintenance of Insurance Policies

Section 5.10 Preservation of Records

Section 5.11 Public Statements

Section 5.12 Certain Transactions

Section 5.13 Use of Corporate Name; Transitional Use of Seller’s Name

Section 5.14 Release of Guarantees

Section 5.15 Reorganization

Section 5.16 Merger and Redomiciliation

Section 5.17 CGIC Loan Agreement

Section 5.18 Assignment of Contracts

Section 5.19 Financial Statements

ARTICLE VI CONDITIONS

Section 6.1 Mutual Conditions to the Closing

Section 6.2 Buyer’s Conditions to the Closing

Section 6.3 Seller’s Conditions to the Closing

ARTICLE VII TERMINATION AND ABANDONMENT

Section 7.1 Termination

Section 7.2 Procedure and Effect of Termination

ARTICLE VIII SURVIVAL; INDEMNIFICATION

Section 8.1 Survival

Section 8.2 Indemnification

Section 8.3 Calculation of Damages

Section 8.4 Procedures for Third-Party Claims

Section 8.5 Procedures for Inter-Party Claims

Section 8.6 Additional Procedures for Claims Made Pursuant to Section 8.2(a)(v)

ARTICLE IX MISCELLANEOUS PROVISIONS

Section 9.1 Disclosure Letters

Section 9.2 Payments

Section 9.3 Expenses

Section 9.4 Choice of Law

Section 9.5 Assignment

Section 9.6 Notices

Section 9.7 Resolution of Disputes

Section 9.8 Language

Section 9.9 No Right of Setoff

Section 9.10 Time is of the Essence

Section 9.11 Limitation on Liability

Section 9.12 Entire Agreement

Section 9.13 Binding Nature; Third Party Beneficiaries

Section 9.14 Counterparts

Section 9.15 Severability

Section 9.16 Headings

Section 9.17 Waiver

Section 9.18 Amendment

EXHIBITS

A B C D E F G	Buyer Access and Support Agreement License Agreement Transition Services Agreement CGIC Term Sheet Seller’s Certificate Buyer’s Certificate JLEC Term Sheet

H Seller Access and Support Agreement

INDEX OF DEFINED TERMS

AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE (the “Agreement”), dated as of February 3, 2007, is made and entered into by and between CMS Enterprises Company, a Michigan corporation (“Seller”) and Abu Dhabi National Energy Company PJSC, a United Arab Emirates public joint stock company (“Buyer”).

W I T N E S S E T H:

WHEREAS, CMS Generation Co., a Michigan corporation and wholly owned, direct subsidiary of Seller (“Generation”), itself and through its subsidiaries and various equity investments, is engaged in domestic and international independent power production;

WHEREAS, prior to the Closing, Seller shall cause the reorganization pursuant to Section 5.15 to be completed (the “Reorganization”);

WHEREAS, following the Reorganization, Generation will directly or indirectly hold ownership interests in energy projects located in Morocco, Saudi Arabia, India, Ghana and the United Arab Emirates;

WHEREAS, prior to the Closing, Seller shall (a) cause Generation to be merged by operation of law into a Delaware limited liability company in accordance with Section 5.16 (the "Merger”) and (b) use its reasonable best efforts, following the Merger, to cause Generation to be redomiciled in the Cayman Islands (the “Redomiciliation”);

WHEREAS, following the Merger, Seller will own all of the issued and outstanding limited liability interests of Generation (the “Generation Interests”) and all assets held directly or indirectly by Generation;

WHEREAS, Buyer desires to purchase, and Seller desires to sell to Buyer, the Generation Interests, upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to a guarantee agreement, CMS Energy Corporation, the parent corporation of Seller (“Energy”), has agreed to guarantee Seller’s obligations under this Agreement (the "Energy Guarantee”); and

WHEREAS, in connection with the transaction contemplated by this Agreement, Buyer and Seller are entering into an agreement, dated as of the date hereof, in respect of certain third party consents and refinancing matters (the “Consent and Support Agreement”);

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATIONS

Section 1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action”	shall mean any administrative, regulatory, judicial or other formal proceeding, action, Claim, suit, investigation or inquiry by or before any Governmental Authority, arbitrator or mediator.

“Affiliate”	shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Applicable Law”	shall mean any statute, treaty, code, law, ordinance,
executive order, rule or regulation (including a
regulation that has been formally promulgated in a
rule-making proceeding but, pending final adoption, is in
proposed or temporary form having the force of law);
guideline or notice having the force of law; or approval,
permit, license, franchise, judgment, order, decree,
injunction or writ of any Governmental Authority
applicable to a specified Person or specified property, as
in effect from time to time.

“Business Day”	shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Buyer Access and Support Agreement”	shall mean the access and support agreement to be entered into on the Closing Date between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit A.

“CGIC Loan Agreement”	shall mean the loan agreement between Buyer or an
Affiliate thereof and CMS Generation Investment Company
IV, together with the related guarantee (which shall be
released at Closing) in respect of all obligations of CMS
Generation Investment Company IV’s obligations thereunder
from CMS Energy Corporation, which agreement shall be
entered into prior to the Closing Date, substantially on
the terms set forth in Exhibit D.

“Claims”	shall mean any and all claims, lawsuits, demands, causes of action, investigations and other proceedings (whether or not before a Governmental Authority).

“Code”	shall mean the Internal Revenue Code of 1986, as amended.

“Jorf Common Agreement”	shall mean the common agreement, dated as of September 4, 1997, among Jorf and various lenders and their agents party thereto.

“Competition Laws”	shall mean applicable U.S. state and federal and foreign antitrust or competition laws and regulations.

“Confidentiality Agreement”	shall mean the confidentiality agreement entered into by and between Buyer and Seller, dated June 19, 2006.

“Contract”	shall mean any contract, indenture, note, bond, loan, license, guarantee or other binding instrument or agreement.

“Damages”	shall mean out-of-pocket judgments, settlements, fines,
penalties, damages, Liabilities, losses, Taxes or
deficiencies, costs and expenses, including reasonable
attorney’s fees, court costs, expenses of arbitration or
mediation, and other out-of-pocket expenses incurred in
investigating or preparing the foregoing; provided,
however, that “Damages” shall not include incidental,
indirect or consequential damages, damages for lost
profits or other special, punitive or exemplary damages.

shall mean, in relation to Generation or any Material Subsidiary:
“Distribution”	(i) any dividend, distribution, repayment or repurchase of
share capital or other return of capital to such Person’s
shareholders or equivalent holders of its ownership
interests;
(ii) any repayment of any loan owed to an Affiliate of
such Person;
(iii) any loan made to an Affiliate of such Person, in
each case, other than Generation or any Material
Subsidiary,
in each case, other than to Generation or any Material
Subsidiaries.

“Environmental Laws”	shall mean all Applicable Laws in effect and existence as
of the Closing Date where Generation and the Material
Subsidiaries currently operate relating to pollution or
protection of human health or the environment, natural
resources or safety and health, including laws relating to
releases or threatened releases of Hazardous Substances
into the environment (including ambient air, surface
water, groundwater, land, surface and subsurface strata).

“Environmental Permit”	shall mean any Permit, formal exemption, identification number or other authorization issued by a Governmental Authority pursuant to an applicable Environmental Law.

“ERISA”	shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act”	shall mean the Securities Exchange Act of 1934, as amended.

“FERC”	shall mean the United States Federal Energy Regulatory Commission.

“FPA”	shall mean the Federal Power Act, as amended.

“GAAP”	shall mean generally accepted accounting principles
applicable to the relevant entity, as in effect from time
to time, applied on a consistent basis provided that, in
relation to any Person, where that Person publishes
financial statements in accordance with local generally
accepted accounting principles and an international set of
generally accepted accounting principles such as the
generally accepted accounting principles in the United
States of America or International Financial Reporting
Standards, “GAAP” in relation to that Person shall mean
the international set of generally accepted accounting
principles.

“Generation Non-U.S. Subsidiary”	shall mean any Generation Subsidiary which is not a Generation U.S. Subsidiary.

“Generation Subsidiaries”	shall mean (a) those entities that are Subsidiaries of Generation following the Reorganization, (b) Jorf, (c) Jubail and (d) Neyveli.

“Generation U.S. Subsidiary”	shall mean any Generation Subsidiary that is organized or created under the laws of the United States or any state thereof, including the District of Columbia.

“Governmental Authority”	shall mean any executive, legislative, judicial, tribal,
regulatory, taxing or administrative agency, body,
commission, department, board, court, tribunal,
arbitrating body or authority of the United States or any
foreign country, or any state, local or other governmental
subdivision thereof, including regulatory authorities that
have relevant legal authority over the business,
operations or assets of Generation and/or the Material
Subsidiaries.

“Hazardous Substances”	shall mean any chemicals, materials or substances defined
as or included in the definition of “hazardous
substances”, “hazardous wastes”, “hazardous materials”,
“hazardous constituents”, “restricted hazardous
materials”, “extremely hazardous substances”, “toxic
substances”, “contaminants”, “pollutants”, “toxic
pollutants”, or words of similar meaning and regulatory
effect under any Applicable Law.

“Indebtedness”	shall mean (i) all liabilities and obligations of a Person
for borrowed money or evidenced by notes, bonds,
commercial paper or similar instruments; (ii) indebtedness
under any hedging instrument (including any interest rate
swap, currency swap, cap, collar, floor, forward or option
but excluding commodity swaps); (iii) obligations in
respect of the deferred purchase price of property or
services (other than in the ordinary course of business
consistent with past practice) to the extent that such
amount would be accrued as a liability on a balance sheet
prepared in accordance with GAAP; (iv) obligations in
respect of finance or capitalized leases or hire purchase
contracts, in the amount accrued as a liability on a
balance sheet prepared in accordance with GAAP; (v)
receivables sold or discounted (other than any receivables
sold on a fully non-recourse basis); (vi) any
counter-indemnity obligation in respect of a guarantee,
indemnity, bond, standby or other documentary letter of
credit or any other instrument issued by a bank or
financial institution; (vii) off-balance sheet
arrangements (as defined in Item 303(a) of Regulation S-K
of the Securities and Exchange Committee) of a Person that
would be required to be recorded on the balance sheet of
such Person by the Sarbanes-Oxley Act of 2002; or (viii)
the amount of any liability in respect of a guarantee or
indemnity for any of the items referred to in paragraphs
(i) to (vii) above.

“Intellectual Property”	shall mean all U.S. and foreign (a) patents and patent
applications, (b) trademarks, service marks, logos,
slogans, and trade dress, (c) copyrights, (d) software
(excluding commercial off-the-shelf software) and (e) all
confidential and proprietary information and know-how.

“Jorf”	shall mean Jorf Lasfar Energy Company, SCA.

“Jorf Project”	shall mean CMS Enterprises International LLC, CMS
Enterprises Investment Company I, CMS Generation
Investment Company IV, CMS Generation Luxembourg S.A.R.L.,
CMS Generation Investment Company II, CMS Generation
Netherlands B.V., CMS Generation Jorf Lasfar II Limited
Duration Company, CMS Generation Jorf Lasfar I Limited
Duration Company, Jorf Lasfar Power Energy Aktiebolag,
Jorf Lasfar Energiaktiebolag, Jorf Lasfar Handelsbolag,
Jorf Lasfar I Handelsbolag, Jorf Lasfar Power Energy
Handelsbolag and Jorf Lasfar Energy Company, SCA, taken as
a whole.

“Jubail”	shall mean Jubail Energy Company.

“Jubail Project”	shall mean CMS Generation Investment Company VII, CMS Jubail Investment Company I and Jubail Energy Company, taken as a whole.

“Knowledge of Buyer”	shall mean the knowledge, after due inquiry, of Buyer, Shuweihat Power PJSC and Emirates Power PJSC.

“Knowledge of Seller”	shall mean the actual knowledge of Daniel B. Dexter and
the following officers of Seller: David W. Joos, Thomas W.
Elward, Thomas J. Webb, John M. Butler, David G.
Mengebier, Glenn P. Barba, Carol A. Isles, Thomas L.
Miller, Laura L. Mountcastle, Catherine M. Reynolds,
Michael J. Shore, Joseph P. Tomasik and Theodore J. Vogel,
after having made due inquiry of the Persons set forth in
Section 1.1(i) of the Seller Disclosure Letter with
respect to the representations and warranties listed next
to such Persons’ name.

“Liabilities”	shall mean any and all debts, liabilities, commitments and
obligations, whether or not fixed, contingent or absolute,
matured or unmatured, liquidated or unliquidated, accrued
or unaccrued, known or unknown, whether or not required by
GAAP to be reflected in financial statements or disclosed
in the notes thereto.

“License Agreement”	shall mean the license agreement to be entered into on the Closing Date between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit B.

“Liens”	shall mean any mortgage, pledge, lien (statutory or
otherwise and including, without limitation,
environmental, ERISA and tax liens), security interest,
easement, right of way, limitation, encroachment,
covenant, claim, restriction, right, option, conditional
sale or other title retention agreement, charge or
encumbrance of any kind or nature (except for any
restrictions arising under any applicable securities
laws).

shall mean a material adverse effect on (a) the business,
financial condition or assets of Generation and the
Material Subsidiaries, taken as a whole or (b) the ability
of Seller to consummate the transactions contemplated
hereby, in each case, other than any effect resulting
from, relating to or arising out of: (i) the negotiation,
execution, announcement of this Agreement and the
transactions contemplated hereby, including the impact
thereof on relationships, contractual or otherwise, with
customers, suppliers, distributors, partners, joint owners
or venturers and employees, (ii) the general state of the
industries in which Generation or the Material
Subsidiaries operate, to the extent Generation and the
Material Subsidiaries, taken as a whole are not
disproportionately affected (including (A) pricing levels,
(B) changes in the international, national, regional or
local wholesale or retail markets for fuel sources or
electricity or (C) rules, regulations or decisions of
Governmental Authorities, including FERC, or the courts
affecting the electricity generation industry as a whole,
or rate orders, motions, complaints or other actions
affecting Generation or the Material Subsidiaries), (iii)
any condition described in the Seller Disclosure Letter,
(iv) general legal, regulatory, political, business,
economic, capital market and financial market conditions
(including prevailing interest rate levels and foreign
exchange rates), or conditions otherwise generally
affecting the industries in which Generation or the
Material Subsidiaries operate, to the extent Generation
and the Material Subsidiaries, taken as a whole are not
disproportionately affected, (v) any change in law, rule
or regulation or GAAP or interpretations thereof
applicable to Generation, the Material Subsidiaries,
Seller or Buyer, to the extent Generation and the Material
Subsidiaries, taken as a whole are not disproportionately
affected, (vi) acts of God, national or international
political or social conditions, including the engagement
by any nation or Person in hostilities, whether commenced
before or after the date hereof, and whether or not
pursuant to the declaration of a national emergency or
war, or the occurrence of any military or terrorist
attack, to the extent Generation and the Material
Subsidiaries, taken as a whole are not disproportionately
affected, or (vii) general economic conditions in any of
the geographic areas in which Generation or the Material

Subsidiaries operates, to the extent Generation and the
Material Subsidiaries, taken as a whole are not
disproportionately affected; provided, that for purposes
of determining a “Material Adverse Effect”, any effect on
the business, financial condition or assets of the
business of any Material Subsidiary shall include only the
portion of such effect attributable to the ownership
interest of Generation and its Affiliates and shall
exclude any portion of such effect attributable to the
ownership interest of any third party in such Material
Subsidiary and, provided, further, that for the avoidance
of doubt, without prejudice to the exclusions set forth in
paragraphs (i) to (vii) (inclusive) above, which
exclusions shall apply in all respects, in relation to any
determination of whether a “Material Adverse Effect” has
occurred, a Material Adverse Effect shall be deemed to
have occurred, except for purposes of Section 6.2(a), if:

“Material Adverse Effect”	(A) any event or circumstance, which individually or in
the aggregate, has resulted in Generation’s gross
consolidated billed revenues (calculated in a manner
consistent with past practice and the best practices of a
reasonable and prudent operator of a similar business,
Section 1.1(ii) of the Seller Disclosure Letter and
including any amounts paid as a result of business
interruption insurance (without double counting)) for the
period commencing on the date hereof and ending on the
Closing Date being $50,000,000 (fifty million dollars)
less than the forecasted revenues for such period as set
forth in Section 1.1(ii) of the Seller Disclosure Letter
(which calculation, for the avoidance of doubt, shall
include any such gross consolidated billed revenues for
such period that are more than such forecasted revenues
for such period as an offset to such gross consolidated
billed revenues that are less than such forecasted
revenues), or
(B) any event or circumstance that, in the opinion of a
third party consultant to be mutually agreed upon by the
parties, will result in a shutdown of a Project for a
period of six (6) months (for any Project that has more
than one generating unit) or eight (8) months (for any
Project that has only one generating unit).

“Material Subsidiaries”	shall mean the Generation Subsidiaries, Shuweihat and Taweelah.

“Neyveli”	shall mean ST-CMS Electric Company Private Limited.

“Neyveli Project”	shall mean CMS International Ventures, L.L.C., CMS
Generation Investment Company III, CMS Generation Neyveli
Ltd., ST-CMS Electric Company (Mauritius) and ST-CMS
Electric Company Pvt. Ltd., taken as a whole.

“Ownership Percentage”	shall mean, with respect to any Material Subsidiary, the
percentage of the equity represented by securities or
ownership interests, or, in the case of a partnership, the
percentage of the profits and losses of such partnership,
owned directly or indirectly by Generation as of the
Closing Date.

“Pension Plans”	shall mean all Plans providing pensions, superannuation benefits or retirement savings, including pension plans, top up pensions or supplemental pensions.

“Permitted Liens”	shall mean (a) zoning, planning and building codes and
other applicable laws regulating the use, development and
occupancy of real property and permits, consents and rules
under such laws, (b) encumbrances, easements,
rights-of-way, covenants, conditions, restrictions and
other matters affecting title to real property which do
not materially detract from the value of such real
property or materially restrict the use of such real
property, (c) leases and subleases of real property
requiring payments of less than $500,000, (d) all
easements, encumbrances or other matters which are
necessary for utilities and other similar services on real
property, (e) Liens to secure Indebtedness in an amount
less than $1,000,000 reflected in the financial statements
of Generation or the Material Subsidiaries or Indebtedness
incurred in the ordinary course of business, consistent
with past practice, after the date thereof, (f) Liens for
Taxes and other governmental levies, in each case in an
amount less than $100,000 not yet due and payable or, if
due, (i) not delinquent or (ii) being contested in good
faith by appropriate proceedings during which collection
or enforcement against the property is stayed and with
respect to which adequate reserves have been established
and are being maintained to the extent required by GAAP,
(g) mechanics’, workmen’s, repairmen’s, materialmen’s,
warehousemen’s, carriers’ or other Liens, including all
statutory Liens, arising or incurred in the ordinary
course of business, (h) original purchase price
conditional sales contracts and equipment leases with
third parties entered into in the ordinary course of
business, (i) Liens that do not materially interfere with
or materially affect the value or use of the respective
underlying asset to which such Liens relate and (j) Liens
that are reflected in any Material Contract.

“Person”	shall mean any natural person, corporation, company,
general partnership, limited partnership, limited
liability partnership, joint venture, proprietorship,
limited liability company, or other entity or business
organization or vehicle, trust, unincorporated
organization or Governmental Authority or any department
or agency thereof.

“Project”	shall mean Jorf Project, Jubail Project, Neyveli Project, Shuweihat Project, Takoradi Project or Taweelah Project.

“Related Agreements”	shall mean the Buyer Access and Support Agreement, the Seller Access and Support Agreement, the License Agreement, and the Transition Services Agreement.

“Seller Access and Support Agreement”	shall mean the access and support agreement to be entered into on the Closing Date between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit H.

“Shuweihat”	shall mean Shuweihat General Partner Company, Shuweihat Limited Partnership, Shuweihat O&M Limited Partnership, Shuweihat O&M General Partner Company and Shuweihat CMS International Power Company.

“Shuweihat Project”	shall mean CMS Generation Investment Company VII,
Shuweihat General Partner Company, Shuweihat Limited
Partnership, Shuweihat CMS International Power Company and
Shuweihat Shared Facilities Company LLC, taken as a whole.

“Subsidiary”	of any entity means, at any date, any Person of which
securities or other ownership interests representing more
than fifty percent (50%) of the equity or more than fifty
percent (50%) of the ordinary voting power or, in the case
of a partnership, more than fifty percent (50%) of the
general partnership interests or more than fifty percent
(50%) of the profits or losses of which are, as of such
date, owned, controlled or held by the applicable Person
or one or more subsidiaries of such Person.

“Takoradi”	shall mean Takoradi International Company.

“Takoradi Project”	shall mean CMS Generation Investment Company VI, CMS Takoradi Investment Company, CMS Takoradi Investment Company II and Takoradi International Company, taken as a whole.

“Taweelah”	shall mean Emirates CMS Power Company.

“Taweelah Project”	shall mean CMS Generation Taweelah Limited, Emirates CMS Power Company and Taweelah Shared Facility Company LLC, taken as a whole.

“Tax Return”	shall mean any report, return, declaration, or other
information required to be supplied to a Governmental
Authority in connection with Taxes including any schedule
thereto, claim for refund or amended return.

“Taxes”	shall mean all United States federal, state or local or
non-United States taxes, assessments, charges, duties,
levies or other similar governmental charges of any
nature, including all income, franchise, profits, capital
gains, capital stock, transfer, sales, use, occupation,
property, excise or excise duty, severance, windfall
profits, stamp, stamp duty reserve, license, payroll,
withholding, ad valorem, value added, alternative minimum,
environmental, customs, social security (or similar),
unemployment, sick pay, disability, registration, service
and other taxes, assessments, charges, duties, fees,
levies or other similar governmental charges of any kind
whatsoever, whether disputed or not, together with all
estimated taxes, deficiency assessments, additions to tax,
penalties and interest.

“Transition Services Agreement”	shall mean the transition services agreement to be entered into on the Closing Date between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit C.

“Treasury Regulation”	shall mean the income Tax regulations, including temporary and proposed regulations, promulgated under the Code, as amended.

“VAT”	shall mean (i) in member States of the European Union,
taxes in those States imposed by or in compliance with the
Sixth Council Directive of the European Communities (as
amended from time to time) and (ii) in other states, any
value added tax or other similar tax.

Section 1.2 Interpretation.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, respectively; (v) “including,” shall mean “including, but not limited to;” and (vi) reference to any Person includes such Person’s successors and permitted assigns. Unless otherwise expressly provided, any agreement, instrument, law or regulation defined or referred to herein means such agreement, instrument, law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of a law or regulation) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(b) As of the Closing Date, the term “Generation” shall mean CMS Generation LLC, a Delaware limited liability company, if the Merger has occurred but the Redomiciliation has not yet occurred as of the Closing Date, and CMS Generation LLC, a Cayman Islands limited liability company, if the Redomiciliation has occurred as of the Closing Date.

(c) For purposes of Article III, (i) all representations and warranties made by Seller (other than those representations and warranties set forth in Section 3.1, 3.2 and 3.3(a)-(g) inclusive) with respect to Jorf, Jubail, Neyveli, Shuweihat and Taweelah (or which are picked up through references to Generation Subsidiaries or Material Subsidiaries) shall automatically be deemed to be qualified by the Knowledge of Seller and (ii) all representations and warranties made by Seller with respect to Shuweihat CMS International Power Company and Taweelah shall automatically be deemed to be qualified by the Knowledge of Seller and the Knowledge of Buyer.

(d) For purposes of Article V, in the event that Seller shall be obligated to cause, or use its reasonable best efforts to cause, an Affiliate or Material Subsidiary over which it does not have voting control to act or not act, it shall be obligated to exercise all of its contractual and other rights to cause such action or inaction by such Affiliate or Material Subsidiary.

(e) Unless otherwise indicated, all references to Generation or a Material Subsidiary in Articles I, III and V shall be to Generation and the Material Subsidiaries assuming the Reorganization has occurred.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Agreement to Sell and Purchase.

(a) Buyer and Seller hereby agree that, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, the Generation Interests, free and clear of all Liens. In consideration for the purchase of the Generation Interests pursuant to this Section 2.1(a), Buyer shall deliver to the Seller (i) the Deposit pursuant to Section 2.1(b) and (ii) the Closing Payment pursuant to Section 2.1(c) (collectively, together with any amounts disbursed to Seller or its Affiliates, on the one hand, by Buyer or its Affiliates, on the other hand, pursuant to the CGIC Loan Agreement, the “Purchase Price”).

(b) Upon the receipt of the Energy Guarantee (together with a copy of the authorizing board resolutions of Energy), Buyer shall pay to Seller, in consideration for the execution by Seller of this Agreement and the covenants and agreements set forth herein, an amount in cash equal to $75,000,000 (the “Deposit”) by wire transfer of same day funds to an account or accounts and in such amounts as designated by Seller prior to the execution of this Agreement.

(c) At the Closing, Buyer shall pay to Seller, in consideration for the purchase of the Generation Interests pursuant to Section 2.1(a), an amount in cash equal to the difference between (i) $825,000,000 and (ii) any amounts disbursed to Seller or its Affiliates, on the one hand, by Buyer or its Affiliates, on the other hand, pursuant to the CGIC Loan Agreement (the “Closing Payment”).

Section 2.2 Time and Place of Closing.

(a) Upon the terms and subject to the satisfaction or, if permissible, waiver, of the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the fifth (5th) Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VI hereof (other than conditions which by their nature can be satisfied only at the Closing), at 10:00 a.m. New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other time and place as shall be agreed upon by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b) At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless previously delivered), the following items:

(i) a certificate or certificates representing the Generation Interests (or other appropriate certificates evidencing transfer of ownership), accompanied by stock or similar powers duly endorsed in blank by Seller or accompanied by instruments of transfer duly executed by Seller;

(ii) the officer’s certificate referred to in Section 6.2(c);

(iii) a duly executed counterpart of each of the Related Agreements;

(iv) written resignations, effective as of the Closing Date, from each of the officers and directors of any of Generation or the Material Subsidiaries, to the extent such officers and directors are appointed or nominated by Seller or its Affiliates and will not continue to perform such roles following Closing;

(v) such other duly executed instruments of transfer, assignment or assumption and such other documents as may be reasonably requested by Buyer to evidence the proper consummation of Closing in connection with the transactions contemplated hereby; and

(vi) all documentation required to be executed by Seller or its Subsidiaries relating to the transactions contemplated by Section 5.4 hereof.

(c) At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered), the following items:

(i) the Closing Payment by wire transfer of same day funds to an account or accounts and in such amounts as designated by Seller in writing at least two Business Days prior to the Closing Date;

(ii) the officer’s certificate referred to in Section 6.3(c);

(iii) a duly executed counterpart of each of the Related Agreements;

(iv) all documentation required to be executed by Buyer or its Affiliates relating to the transactions contemplated by Section 5.4 hereof; and

(v) such other duly executed instruments of transfer, assignment or assumption and such other documents as may be reasonably requested by Seller to evidence the proper consummation of Closing in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in a letter delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Corporate Organization; Qualification. (a) Seller is duly incorporated, validly existing and in good standing under the Laws of Michigan. Each of Generation and the Material Subsidiaries is duly organized and validly existing and each of Generation (as of the date hereof) and the Material Subsidiaries organized in the United States is in good standing, in each case under the laws of its governing jurisdiction.

(b) Each of Generation and the Material Subsidiaries has the requisite power to carry on its businesses as currently conducted in all material respects.

(c) Each of Generation and the Material Subsidiaries is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not materially and adversely affect the ability of, or timing for, Seller to consummate the transactions contemplated by this Agreement or Related Agreements or materially and adversely affect the business or operations of such entity.

Section 3.2 Authority Relative to this Agreement.

(a) Seller has full corporate power and authority to execute and deliver this Agreement, the Related Agreements, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Related Agreements, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Seller in connection with this Agreement, the Related Agreements or the Consent and Support Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all the necessary action on the part of Seller, and no other corporate or other proceedings on the part of Seller are necessary to authorize this Agreement, the Related Agreements, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Seller in connection with this Agreement, the Related Agreements and the Consent and Support Agreement or to consummate the transactions contemplated hereby and thereby.

(c) This Agreement and the Consent and Support Agreement have been, and the Related Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement, the Related Agreements or the Consent and Support Agreement as of or prior to the Closing Date will be, duly and validly executed and delivered by Seller and, assuming that this Agreement, the Related Agreements, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Seller in connection with this Agreement, the Related Agreements or the Consent and Support Agreement constitute legal, valid and binding agreements of Buyer, are (in the case of this Agreement and the Consent and Support Agreement) or will be as of the Closing Date (in the case of the Related Agreements and the other agreements, documents and instruments to be executed and delivered on or prior to the Closing Date in connection with this Agreement, the Related Agreements or the Consent and Support Agreement) enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 3.3 Generation Interests.

(a) As of the date hereof, all of the outstanding shares of capital stock of Generation (the "Generation Shares”) are duly authorized, validly issued and fully paid and were not issued in violation of any preemptive rights. As of the date hereof, except as set forth in Section 3.3(a) of the Seller Disclosure Letter, (i) there are no shares of capital stock of Generation authorized, issued or outstanding or reserved for any purpose and (ii) there are no (A) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the Generation Shares, obligating Seller or any of its Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any of the Generation Shares, (B) outstanding securities of Seller or its Affiliates that are convertible into or exchangeable or exercisable for any of the Generation Shares, (C) options, warrants or other rights to purchase from Seller or its Affiliates any such convertible or exchangeable securities, (D) outstanding Liabilities to pay any additional amounts on the Generation Shares (including any outstanding shareholder loan arrangements) or (E) other than this Agreement, Contracts of any kind relating to the issuance of any of the Generation Shares, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller or its Affiliates are subject or bound.

(b) As of the Closing Date, the Generation Interests will be duly authorized and not issued in violation of any preemptive rights. As of the Closing Date, except as set forth in Section 3.3(b) of the Seller Disclosure Letter, (i) there will be no shares of capital stock or other equity interests of Generation authorized, issued or outstanding or reserved for any purpose and (ii) there will be no (A) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the Generation Interests, obligating Seller or any of its Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any of the Generation Interests, (B) outstanding securities of Seller or its Affiliates that are convertible into or exchangeable or exercisable for any of the Generation Interests, (C) options, warrants or other rights to purchase from Seller or its Affiliates any such convertible or exchangeable securities, (D) outstanding Liabilities to pay any additional amounts on the Generation Interests (including any outstanding shareholder loan arrangements) or (E) other than this Agreement or Contracts of any kind relating to the issuance of any of the Generation Interests, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller or its Affiliates are subject or bound.

(c) As of the date hereof, except as set forth in Section 3.3(c) of the Seller Disclosure Letter, Seller owns all of the issued and outstanding Generation Shares and has good, valid and marketable title to the Generation Shares, free and clear of all Liens or other defects in title, and the Generation Shares have not been pledged or assigned to any Person. Except as set forth in Section 3.3(c) of the Seller Disclosure Letter, as of the date hereof, the Generation Shares owned by Seller are not subject to any restrictions on transferability other than those imposed by this Agreement and by applicable securities laws.

(d) As of the Closing Date, except as set forth in Section 3.3(d) of the Seller Disclosure Letter, Seller will own all of the issued and outstanding Generation Interests and will have good, valid and marketable title to the Generation Interests, free and clear of all Liens or other defects in title, and the Generation Interests will not have been pledged or assigned to any Person. As of the Closing Date, the Generation Interests owned by Seller will not be subject to any restrictions on transferability other than those imposed by this Agreement and by applicable securities laws.

(e) Assuming the Reorganization has occurred, except as set forth in Section 3.3(e)(i) of the Seller Disclosure Letter, Generation and each Person in which Generation, directly or indirectly, holds shares, outstanding capital stock or partnership or other ownership interests as described in the corporate organization chart set forth in Section 5.15 of the Seller Disclosure Letter, as applicable, has good, valid and marketable title to such shares of outstanding capital stock or partnership or other ownership interest of each Material Subsidiary as set forth in Section 3.3(e)(ii) of the Seller Disclosure Letter.

(f) Section 3.3(f) of the Seller Disclosure Letter sets forth, as of the date hereof, assuming completion of the Reorganization, a complete and accurate list of each Material Subsidiary, including its name, its jurisdiction of incorporation, its authorized and outstanding capital stock or partnership or other ownership interest and the percentage of its outstanding capital stock or partnership or other ownership interest owned by Generation or its Subsidiaries. Except as set forth in Section 3.3(f) of the Seller Disclosure Letter, the shares of outstanding capital stock or partnership or other ownership interests of each Material Subsidiary held by Generation or its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are held of record by Generation or its Subsidiaries, free and clear of Liens. Except as set forth in Section 3.3(f) of the Seller Disclosure Letter, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the capital stock or partnership or other ownership interest of any Material Subsidiary held by Generation or its Affiliates, obligating Seller or Generation or any of their Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock or partnership or other ownership interest of any Material Subsidiary, (ii) outstanding securities or partnership or other ownership interest of Seller or Generation or their Affiliates that are convertible into or exchangeable or exercisable for any of capital stock or partnership or other ownership interest of any Material Subsidiary, (iii) options, warrants or other rights to purchase from Seller or Generation or their Affiliates any such convertible or exchangeable securities or (iv) other than this Agreement, contracts, agreements or arrangements of any kind relating to the issuance of any of the capital stock or partnership or other ownership interest of any Material Subsidiary held by Generation or its Affiliates, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller or its Affiliates are subject or bound.

(g) Assuming completion of the Reorganization, other than the Material Subsidiaries or as otherwise set forth in Section 3.3(g) of the Seller Disclosure Letter, there are no Persons in which any of Generation or any Material Subsidiary owns any equity or other similar interest.

(h) Except as set forth in Section 3.3(h) of the Seller Disclosure Letter, Generation or a Material Subsidiary (as applicable) has valid title to or leases, free and clear of any Liens (other than Permitted Liens) all material assets used or held for use by Generation or a Material Subsidiary (as applicable), except for such material assets the failure of which to so own or lease would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project.

Section 3.4 Consents and Approvals. Except as set forth in Section 3.4 of the Seller Disclosure Letter, Seller requires no Permit, consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (including pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Acts of 2001) as a condition to the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder, except where the failure to obtain such Permit, consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not be material to the business, financial condition or assets of Generation and the Material Subsidiaries, taken as a whole.

Section 3.5 No Conflict or Violation. Except as set forth in Section 3.5 of the Seller Disclosure Letter, the execution, delivery and performance by Seller (or Seller’s relevant Affiliates, if appropriate) of this Agreement, the Related Agreements and the Consent and Support Agreement do not:

(a) violate or conflict with any provision of the organizational documents or bylaws of Seller, Generation or any Material Subsidiary;

(b) violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violations that would not, individually or in the aggregate, be material;

(c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Material Contract, lease, loan, mortgage, security agreement, trust indenture or other material agreement or instrument to which Generation or any Material Subsidiary is a party or by which any of them is bound or to which any of their respective properties or assets is subject, except for violations, breaches or defaults that would not, individually or in the aggregate, be material;

(d) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by Generation or a Material Subsidiary; or

(e) result in the cancellation, modification, revocation or suspension of any Permits or, to the Knowledge of Seller, in the failure to renew any Permit.

Section 3.6 Contracts.

(a) Except as set forth in Section 3.6(a) of the Seller Disclosure Letter, each Contract set forth in Section 3.6(d) of the Seller Disclosure Letter (each a “Material Contract”), is a valid and binding agreement of Generation or a Material Subsidiary and, to the Knowledge of Seller, is in full force and effect.

(b) Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, neither Generation nor any Material Subsidiary is in default under any Material Contract other than defaults that have been cured or waived or which do not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;

(c) Except as set forth in Section 3.6(c) of the Seller Disclosure Letter, to the Knowledge of Seller, there are no defaults under any Material Contract by a third party, other than defaults that do not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;

(d) Except as set forth in Section 3.6(d) of the Seller Disclosure Letter neither Generation nor any Material Subsidiary is currently bound by a Contract of the type described in paragraphs (i) through (iii) below:

(i) any Contract involving the payment or receipt of greater than $10,000,000;

(ii) any Contract by which Generation or a Material Subsidiary has any Indebtedness in excess of $2,500,000; or

(iii) any Contract that establishes any joint venture, consortium or partnership agreement.

(e) Except as set forth on Section 3.6(e) of the Seller Disclosure Letter, Seller has made available to Buyer accurate and complete copies of all Material Contracts on or prior to the date hereof, and, to the Knowledge of Seller, no Material Contract has been amended since being made available to Buyer, other than amendments made with Buyer’s consent pursuant to Section 5.1 hereof.

Section 3.7 Compliance with Law.

(a) Except for laws relating to employee benefit plans, labor and employment law, Environmental Laws and Tax laws, which are the subject of Section 3.10, Section 3.11, Section 3.13 and Section 3.14, respectively, and except as set forth in Section 3.7 of the Seller Disclosure Letter, Generation and the Material Subsidiaries are in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, writs, injunctions or decrees of any Governmental Authority applicable to their respective properties, assets and businesses except where such noncompliance does not, individually or in the aggregate, materially impact the business or operations of Generation or a Project.

(b) To the Knowledge of Seller, no Material Subsidiary or Employee of a Material Subsidiary is or has been engaged in any corrupt practice in connection with any asset of Seller, Generation or the Material Subsidiaries (including any arrangement to pay or receive any unlawful commission, bribe, pay-off or kickback), nor has any potential violation under the Foreign Corrupt Practices Act of 1977.

Section 3.8 Permits. Except as set forth in Section 3.8 of the Seller Disclosure Letter, Seller, Generation and the Material Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings applications and registrations with Governmental Authorities required under Applicable Law, which are necessary for the conduct of the respective business operations of Generation and the Material Subsidiaries as presently conducted (collectively, the “Permits”), except for those Permits the absence of which does not, individually or in the aggregate, materially impact the business or operations of Generation or a Project. Each Permit has been complied with in all material respects and has not been, and is not reasonably likely to be, cancelled, modified, revoked or suspended or failed to be renewed, except for Permits that do not, individually or in the aggregate, materially impact the business or operations of Generation or a Project. No notice has been received by Seller, Generation or a Material Subsidiary that any material Permit will be revoked or will not be renewed or be renewed only on terms which would restrict or prevent the holder thereof from conducting its material operations in the ordinary course of business. None of Seller, Generation or a Material Subsidiary has taken any action or omitted to take any action which would reasonably be expected to result in any material grant from a Governmental Authority paid being refunded in whole or in material part.

Section 3.9 Litigation. Except as set forth in Section 3.9 of the Seller Disclosure Letter, there are no lawsuits, actions, proceedings pending or in progress (including in respect of claims which may be brought by or on behalf of employees or former employees in respect of death or personal injury resulting from their employment by Generation or any Material Subsidiary), or to the Knowledge of Seller, proceedings or governmental, administrative or other investigations pending or in progress or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates or any executive officer or director thereof relating to the Generation Interests or the respective assets or businesses of Generation or the Material Subsidiaries, except as would not be material to the business, financial condition or assets of Generation and the Material Subsidiaries, taken as a whole. Seller and its Affiliates are not subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which Seller or any of its Affiliates was a named party relating to the Generation Interests or the respective assets or businesses of Generation or the Material Subsidiaries, except as would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project.

Section 3.10 Employee Matters.

(a) Section 3.10(a) of the Seller Disclosure Letter lists all material benefit and compensation plans and contracts, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive bonus, severance, employment, change in control, vacation or fringe benefit programs, policies, agreements, arrangements or plans maintained by Generation or any Subsidiary of Generation for the benefit of any or their employees or former employees, (the “Employees”) (collectively, the “Plans”). True and complete copies of all material Plans, including any trust instruments and insurance contracts forming a part of any Plans, and all amendments thereto have been provided or made available to Buyer or its representatives.

(b) Each Plan is registered, funded, administered and invested, as applicable, in compliance with the current terms of such Plan, and in accordance with Applicable Laws.

(c) For any Plan where contributions are required to be made in accordance with an actuarial valuation report, all contributions required to be made to such Plan as of the date hereof have been made in accordance with the actuarial report most recently filed with the applicable Governmental Authority in a timely fashion.

(d) For any Plan where contributions are not required to be made in accordance with an actuarial valuation report, all contributions required to be made to such Plan as of the date hereof have been made.

(e) To the Knowledge of Seller, no event has occurred respecting any registered Plan that would result in the revocation of the registration of such Plan or that could otherwise reasonably be expected to adversely affect the tax status of any such Plan.

(f) As of the date hereof, each of Generation and the Subsidiaries of Generation have made all contributions to the Pension Plans to which Generation and the Subsidiaries of Generation are required to make contributions.

(g) With respect to each Plan, (i) no material Action is pending or, to the Knowledge of Seller, threatened and (ii) to the Knowledge of Seller no facts or circumstances exist that would give rise to any material Actions.

(h) Except as set forth in Section 3.10(h) of the Seller Disclosure Letter, in the three (3) years prior to the date hereof there have been no partial or full wind-ups declared in respect of any Pension Plan.

(i) Except as set forth in Section 3.10(i) of the Seller Disclosure Letter, neither Generation nor any Material Subsidiary has made any written promise to create any Plan or to improve or change the benefits provided under any Plan.

(j) Except as set forth in Section 3.10(j) of the Seller Disclosure Letter, the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee or officer of any of Generation or a Material Subsidiary to advance notice, termination pay, severance pay, unemployment compensation or any other payment, the liability for which would be borne by Buyer, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, the liability for which would be borne by Buyer.

Section 3.11 Labor Relations. Except as set forth in Section 3.11 of the Seller Disclosure Letter; (a) none of Generation or any Material Subsidiary is a party to any labor or collective bargaining agreements, and there are no labor or collective bargaining agreements which pertain to any employees of Generation or any Material Subsidiary; (b) within the preceding twelve (12) months, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to Generation or any Material Subsidiary; (c) within the preceding twelve (12) months, to the Knowledge of Seller, there have been no organizing activities involving Generation or any Material Subsidiary with respect to any group of their respective employees; (d) there are no pending or, to the Knowledge of Seller, threatened strikes, work stoppages, slowdowns or lockouts against Generation or a Material Subsidiary involving any of their respective Employees; and (e) there are no pending material unfair employment practice charges, grievances or complaints filed or, to the Knowledge of Seller, threatened to be filed with any Governmental Authority based on the employment or termination of employment by Generation or a Material Subsidiary of any Senior Employee.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Seller Disclosure Letter sets forth a list of all material U.S. and foreign: (i) patents and patent applications, (ii) trademark registrations and applications and (iii) copyright registrations and applications, owned by Generation or a Material Subsidiary (the "Owned IP”). The foregoing schedules set forth at Section 3.12(a) of the Seller Disclosure Letter are complete and accurate in all material respects. The foregoing registrations are in effect and subsisting.

(b) To the Knowledge of Seller, Generation or a Material Subsidiary owns all of the rights and interests in and has title to, or has validly licensed to it, all of the Owned IP.

(c) To the Knowledge of Seller, Generation or a Material Subsidiary owns or has a valid right to use all the Intellectual Property required to conduct the business of Generation and each Material Subsidiary as conducted as of the date of this Agreement.

(d) To the Knowledge of Seller, (i) the payment of fees due that are necessary to maintain the material Owned IP have been made, and (ii) there is no valid basis for any material Owned IP to be cancelled.

(e) No material compulsory licenses have been granted for the material Owned IP.

(f) Except as would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project, or as set forth in Section 3.12(f) of the Seller Disclosure Letter, (i) to the Knowledge of Seller, the conduct of the respective businesses of Generation and the Material Subsidiaries does not infringe or otherwise violate any Person’s Intellectual Property, and there is no such claim pending or, to the Knowledge of Seller, threatened against Generation or a Material Subsidiary, and (ii) to the Knowledge of Seller, no Person is infringing or otherwise violating any Intellectual Property owned by Generation or a Material Subsidiary and no such claims are pending or threatened against any Person by Generation or a Material Subsidiary.

(g) Each of Generation and the Material Subsidiaries owns all of the rights and interests in and has title to, or has validly licensed to it, all of the owned Intellectual Property free of any Lien, other than Permitted Liens.

Section 3.13 Environmental Matters. Except as set forth in Section 3.13 of the Seller Disclosure Letter:

(a) Generation and the Material Subsidiaries are in compliance with all applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;

(b) Generation and the Material Subsidiaries have all of the Environmental Permits required in order to conduct their operations or, where such Environmental Permits have expired, have applied for a renewal of such Environmental Permits in a timely fashion, except where the failure to have an Environmental Permit or to have applied for a renewal of an Environmental Permit would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;

(c) Generation and the Material Subsidiaries are in compliance with the Environmental Permits issued to them, except for such non-compliance that would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;

(d) there is no pending or threatened written Claim, lawsuit, or administrative proceeding against Generation or the Material Subsidiaries under or pursuant to any Environmental Law that would, individually or in the aggregate, materially impact the business or operations of Generation or a Project;

(e) none of Generation or the Material Subsidiaries is a party or subject to any administrative or judicial order, decree or other agreement with a Governmental Authority under or pursuant to any applicable Environmental Law that would, individually or in the aggregate, materially impact the business or operations of Generation or a Project;

(f) to the Knowledge of Seller, none of Generation or the Material Subsidiaries have received written notice from any third party, including any Governmental Authority, alleging that Generation or any Material Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and which, individually or in the aggregate, would materially impact the business or operations of Generation or a Project; and

(g) with respect to the real property that is currently owned or leased by Generation or the Material Subsidiaries, there have been no spills or discharges of Hazardous Substances on or underneath any such real property that, individually or in the aggregate, would materially impact the business or operations of Generation or a Project.

The representations and warranties set forth in this Section 3.13 are Seller’s sole and exclusive representations and warranties related to environmental matters.

Section 3.14 Tax Matters. Except as set forth in Section 3.14 of the Seller Disclosure Letter and, in the case of Takoradi, to the Knowledge of Seller:

(a) Each of Generation and the Material Subsidiaries and each consolidated, combined, unitary, affiliated or aggregate group of which Generation or any of the Material Subsidiaries is or was a member has timely filed (or, in the case of Tax Returns due between the date hereof and the Closing Date, will timely file) all Tax Returns that it was required to file since January 1, 2002, except where the failure to timely file would not result in a Tax cost in excess of $10,000. All such returns are correct and complete in all material respects. All material Taxes owed by Generation or any of the Material Subsidiaries have been paid (or, if due between the date hereof and the Closing Date, will be timely paid). Neither Generation nor any of the Material Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where Generation or any of the Material Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Generation or any of the Material Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax.

(b) Generation and each of the Material Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, affiliate, customer, supplier or other third party.

(c) There is no dispute or claim concerning any material Tax liability of Generation or any of the Material Subsidiaries either claimed or raised by any taxing authority in writing. Section 3.14 of the Seller Disclosure Letter lists all United States federal, state, local and non-United States Tax Returns with respect to Taxes determined by reference to net income filed with respect to Generation and the Material Subsidiaries for any taxable period ended on or after January 1, 2002, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.

(d) Section 3.14 of the Seller Disclosure Letter sets out the classification for United States federal income tax purposes of Generation and each of the Material Subsidiaries.

(e) Each Material Subsidiary that is subject to VAT (or sales tax) is registered for VAT, is a taxable person and has complied in all material respects with the requirements of the Laws relating to VAT. All VAT returns and payments due in respect of the VAT group of which the Material Subsidiaries are members have been made.

(f) All stamp, transfer and registration taxes have been paid in respect of documents in the enforcement of which Generation or any Material Subsidiary is interested.

(g) Neither Generation nor any of the Generation U.S. Subsidiaries at any time has engaged in any tax shelter, listed transaction or reportable transaction within the meaning of Section 6011, Section 6111 or Section 6112 of the Code and the Treasury Regulations thereunder, or in any transaction that would be considered a tax shelter under comparable provisions of state Tax law, except for those that have been disclosed on the applicable U.S. federal income Tax Returns. Neither Generation nor any of the Material Subsidiaries (i) has been a member of an affiliated group of corporations that file a consolidated income Tax Return, other than the affiliated group of which Energy is the common parent corporation, or (ii) has any liability for the Taxes of any person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Generation nor any of the Material Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.

Section 3.15 Insurance.

(a) Section 3.15(a) of the Seller Disclosure Letter sets forth a true and complete list of all current policies of all material property and casualty insurance, insuring the properties, assets, employees and/or operations of Generation and the Material Subsidiaries (collectively, the "Policies”). Premiums payable under such Policies have been paid in a timely manner and Generation and the Material Subsidiaries, as applicable, have complied in all material respects with the terms and conditions of all such Policies.

(b) As of the date hereof, Seller has not received any written notification of the failure of any of the Policies to be in full force and effect. None of Generation or the Material Subsidiaries is in default under any provision of the Policies, and except as set forth in Section 3.15(b) of the Seller Disclosure Letter, there is no claim by Generation, the Material Subsidiaries or any other Person pending under any of the Policies as to which coverage has been denied or disputed by the underwriters or issuers thereof.

(c) Each of the Policies is a valid binding agreement of Seller, its Affiliates or the relevant Material Subsidiary and, except as set forth in Section 3.15(c) of the Seller Disclosure Letter, to the Knowledge of Seller, there is no reasonable basis for an insurer or reinsurer to void such Policies.

(d) Except as set forth in Section 3.15(d) of the Seller Disclosure Letter, there are no current material claims outstanding under any Policies.

Section 3.16 Regulatory Matters. Seller (a) is not a “public utility” and (b) is a “holding company” in a “holding company system” that includes a “transmitting utility” or an “electric utility,” as each of the foregoing terms is defined in the FPA, as amended, or the regulations of the FERC promulgated thereunder.

Section 3.17 Financial Statements.

(a) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jorf as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “Jorf Financial Statements”). The Jorf Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jorf as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Jorf Financial Statements (or the notes thereto).

(b) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jubail as of December 31, 2005, and the related statements of income, shareholders’ equity and cash flows for the year then ended (the “Jubail Financial Statements”). The Jubail Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jubail as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Jubail Financial Statements (or the notes thereto).

(c) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Neyveli as of March 31, 2006, and the related profit and loss account and cash flow statement for the year then ended (the “Neyveli Financial Statements”). The Neyveli Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Neyveli as of March 31, 2006 and for the periods covered thereby, except as disclosed by the Neyveli Financial Statements (or the notes thereto).

(d) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Takoradi as of December 31, 2005, and the related statements of income and cash flows for the year then ended (the “Takoradi Financial Statements”). The Takoradi Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Takoradi as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Takoradi Financial Statements (or the notes thereto).

(e) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Shuweihat CMS International Power Company PJSC as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “Shuweihat Financial Statements”). The Shuweihat Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Shuweihat CMS International Power Company PJSC as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Shuweihat Financial Statements (or the notes thereto).

(f) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Taweelah as of December 31, 2005, and the related statements of income, shareholders’ equity and cash flows for the year then ended (the “Taweelah Financial Statements”). The Taweelah Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Emirates CMS Power Company PJSC as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Taweelah Financial Statements (or the notes thereto).

(g) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of CMS Energy (UK) Limited as of December 31, 2004, and the related profit and loss account for the year then ended (the “UK Financial Statements”). The UK Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of CMS Energy (UK) Limited as of December 31, 2004 and for the periods covered thereby, except as disclosed by the UK Financial Statements (or the notes thereto).

(h) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jorf Lasfar Handelsbolag as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “JLH Financial Statements”). The JLH Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jorf Lasfar Handelsbolag as of December 31, 2005 and for the periods covered thereby, except as disclosed by the JLH Financial Statements (or the notes thereto).

(i) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jorf Lasfar Energiaktiebolag as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “JLE Financial Statements”). The JLE Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jorf Lasfar Energiaktiebolag as of December 31, 2005 and for the periods covered thereby, except as disclosed by the JLE Financial Statements (or the notes thereto).

(j) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jorf Lasfar Power Energy Aktiebolag as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “JLPE Financial Statements”). The JLPE Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jorf Lasfar Power Energy Aktiebolag as of December 31, 2005 and for the periods covered thereby, except as disclosed by the JLPE Financial Statements (or the notes thereto).

(k) Prior to Closing, Seller will make available to Buyer each of the 2006 Financial Statements, to the extent provided pursuant to Section 5.19. Each of the 2006 Financial Statements will be prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of the relevant Material Subsidiary, as of the date of such 2006 Financial Statements and for the periods covered thereby, except as disclosed by such 2006 Financial Statements.

Section 3.18 Absence of Certain Changes or Events.

(a) Except as set forth in Section 3.18(a) of the Seller Disclosure Letter, since December 31, 2005, Generation and the Material Subsidiaries have conducted their respective businesses in the ordinary course of business, consistent with past practice in all material respects.

(b) Except as set forth in Section 3.18(b) of the Seller Disclosure Letter, or in the financial statements of Generation or the Material Subsidiaries, and the notes thereto, since December 31, 2005, there has not been with respect to Generation or any Material Subsidiary, any event or development or change which has resulted or would reasonably be likely to result in a material adverse effect.

(c) Section 3.18(c) of the Seller Disclosure Letter sets forth a true and complete list of the Distributions since the date of the last audited financial statement for each Material Subsidiary, as applicable.

Section 3.19 Absence of Undisclosed Liabilities. None of Generation or the Material Subsidiaries has any Liabilities (whether absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected in the financial statements of Generation or the Material Subsidiaries, except those Liabilities (a) disclosed and reserved against in the financial statements of Generation or the Material Subsidiaries (or notes thereto), (b) set forth in Section 3.19 of the Seller Disclosure Letter, (c) incurred in the ordinary course of business since December 31, 2005 or (d) which would not result in a material adverse effect.

Section 3.20 Brokerage and Finders’ Fees. None of Seller, Generation or a Material Subsidiary, or any of their Affiliates or their respective stockholders, partners, directors, officers or employees, has incurred or will incur any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.

Section 3.21 Affiliated Transactions. Except as described in Section 3.21 of the Seller Disclosure Letter, and except for trade payables and receivables arising in the ordinary course of business for purchases and sales of goods or services consistent with past practice, none of Generation or the Material Subsidiaries has been a party over the past twelve (12) months to any Material Contract with Seller or any Affiliate of Seller (other than Generation or the Material Subsidiaries) and no director or officer of Seller or its Affiliates (other than Generation or the Material Subsidiaries), has, directly or indirectly, any material interest in any of the assets or properties of Generation or a Material Subsidiary.

Section 3.22 No Insolvency.

(a) There has not been, with respect to any of Generation or a Material Subsidiary (i) any decree, judgment or order by a court of competent jurisdiction entered adjudging Generation or a Material Subsidiary as bankrupt or insolvent, or ordering relief against Generation or a Material Subsidiary in response to the commencement of an involuntary bankruptcy case, or approving as properly filed a petition seeking reorganization or liquidation of Generation or a Material Subsidiary under any Applicable Law or (ii) any decree, judgment or order of a court of competent jurisdiction entered with respect to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of Generation or a Material Subsidiary, or of the property of, or for the winding up or liquidation of the affairs of Generation or a Material Subsidiary.

(b) Generation or a Material Subsidiary has not (i) instituted a voluntary bankruptcy proceeding, (ii) consented to the filing of a bankruptcy proceeding against it, (iii) filed a petition or answer or consent seeking reorganization or liquidation under any Applicable Law or similar statute or consented to the filing of any such petition, (iv) consented to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any of its assets or property, (v) made a general assignment for the benefit of creditors, (vi) admitted in writing its inability to pay its debts generally as they become due, (vii) within the meaning of any Applicable Law, become insolvent or failed generally to pay its debts as they become due, or (viii) taken any corporate or other action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Seller, Generation or the Material Subsidiaries, nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the letter delivered by Buyer to Seller on the date hereof (the “Buyer Disclosure Letter”), Buyer hereby represents and warrants to Seller as follows:

Section 4.1 Corporate Organization; Qualification. Buyer (a) is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has the requisite power to carry on its businesses as currently conducted and (c) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.

Section 4.2 Authority Relative to this Agreement. Buyer has full corporate, or other power, and authority to execute and deliver this Agreement, the Related Agreements, the CGIC Loan Agreement, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Related Agreements, the CGIC Loan Agreement, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all the necessary action on the part of Buyer, and no other corporate, or other proceedings on the part of Buyer, are necessary to authorize this Agreement, the Related Agreements, the CGIC Loan Agreement, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement. the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Consent and Support Agreement have been, and the Related Agreements, the CGIC Loan Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement as of or prior to the Closing Date will be, duly and validly executed and delivered by Buyer and assuming that this Agreement, the Related Agreements, the CGIC Loan Agreement, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement constitute legal, valid and binding agreements of Seller are (in the case of this Agreement and the Consent and Support Agreement) or will be as of the Closing Date (in the case of the Related Agreements, the CGIC Loan Agreement and the other agreements, documents and instruments to be executed and delivered on or prior to the Closing Date in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement), enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 4.3 Consents and Approvals. Except as set forth in Section 4.3 of the Buyer Disclosure Letter, Buyer requires no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other Person as a condition to the execution and delivery of this Agreement or the performance of its obligations hereunder, except where the failure to obtain such consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.

Section 4.4 No Conflict or Violation. Except as set forth in Section 4.4 of the Buyer Disclosure Letter, the execution, delivery and performance by Buyer of this Agreement do not:

(a) violate or conflict with any provision of the organizational documents or bylaws of Buyer;

(b) violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violation would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement; or

(c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any material obligation, penalty or premium to arise or accrue under any material contract, lease, loan, agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject, except as would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.

Section 4.5 Litigation. Except as set forth in Section 4.5 of the Buyer Disclosure Letter, there are no lawsuits, actions, proceedings pending or, to knowledge of Buyer, threatened, against Buyer or any of its Affiliates or any executive officer or director thereof which would prohibit or impair Buyer or its Affiliates from undertaking any of the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement, except as would not materially affect the consummation of the transactions contemplated by this Agreement. Buyer and its Affiliates are not subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which Buyer or any of its Affiliates was a named party which would prohibit or impair Buyer or its Affiliates from undertaking any of the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement, except as would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.

Section 4.6 Availability of Funds. Buyer has and will have on the Closing Date sufficient funds available in immediately available funds to pay the Purchase Price and to consummate the transactions contemplated hereby. The ability of Buyer to consummate the transactions contemplated hereby is not subject to any condition or contingency with respect to financing.

Section 4.7 Brokerage and Finders’ Fees. Neither Buyer nor any of its Affiliates, or their respective stockholders, partners, directors, officers or employees, has incurred or will incur any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.

Section 4.8 Investment Representations.

(a) Buyer is acquiring the Generation Interests to be acquired by it hereunder for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the federal securities laws or any applicable foreign or state securities law.

(b) Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

(c) Buyer understands that the acquisition of the Generation Interests to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and Buyer acknowledges that it can bear the economic risk of its investment and have such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Generation Interests to be acquired by it pursuant to the transactions contemplated hereby.

(d) Buyer understands that the Generation Interests to be acquired by it hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Buyer acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

(e) Buyer acknowledges that the offer and sale of the Generation Interests to be acquired by it in the transactions contemplated hereby have not been accomplished by the publication of any advertisement.

Section 4.9 Regulation Matters(a) . Buyer is not (a) “public utility,” or (b) (i) a “holding company,” or (ii) a “holding company” in a “holding company system” that includes a “transmitting utility” or an “electric utility,” as each of the foregoing terms is defined in the FPA, as amended, or the regulations of the FERC promulgated thereunder.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Conduct of Business (a) Except as expressly provided in this Agreement or as set forth in Section 5.1(a) of the Seller Disclosure Letter, from and after the date of this Agreement and until the Closing Date, Seller shall cause Generation and the Material Subsidiaries to conduct and maintain their respective businesses in the ordinary course of business, consistent with past practice.

(b) Except as contemplated by this Agreement or as set forth in Section 5.1(b) of the Seller Disclosure Letter, from and after the date of this Agreement and prior to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause each of Generation and the Material Subsidiaries not to:

(i) amend its charter or organizational documents or merge with or into or consolidate with any other Person;

(ii) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its capital stock or other membership or ownership interests or subdivide or in any way reclassify any shares of its capital stock or other membership or ownership interests or change or agree to change in any manner the rights of its outstanding capital stock or other membership or ownership interests;

(iii) (A) split, combine or reclassify any shares of any class or series of capital stock or other equity interest of Generation or the Material Subsidiaries; or (B) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of capital stock or other equity interests of Generation or the Material Subsidiaries, or any instrument or security which consists of or includes a right to acquire such shares or interests;

(iv) except as may be required by agreements or arrangements currently in effect, grant any severance or termination pay to, or enter into, extend or amend any employment, consulting, severance or other compensation agreement with, or otherwise increase the compensation or benefits provided to any of its officers or other employees whose annual salary base is in excess of $150,000, other than in the ordinary course of business, consistent with past practice, or agreements, the liability for which shall be borne by Seller;

(v) terminate the employment of or dismiss any Employee who is entitled to a base salary in excess of $200,000 per annum (“Senior Employee”);

(vi) employ or agree to employ any new persons fully or part time at the Material Subsidiaries where the total staff costs of the business of the Material Subsidiaries would be increased in the aggregate by more than five percent (5%) per annum;

(vii) sell, lease, license, mortgage or otherwise dispose of any properties or assets material to its business, other than (A) sales made in the ordinary course of business consistent with past practice or (B) sales of obsolete or other assets not presently utilized in its business;

(viii) make any change in its material accounting principles, practices or methods, other than as may be required by GAAP, Applicable Law or any Governmental Authority;

(ix) organize any new Subsidiary or acquire any capital stock of, or equity or ownership interest in, any other Person;

(x) enter into, materially modify or amend or terminate any Material Contract or waive, release or assign any material rights or Claims under a Material Contract, except in the ordinary course of business consistent with past practice;

(xi) make any capital expenditure in excess of ten percent (10%) of the budgeted capital expenditures set forth in Section 5.1(b)(xi) of the Seller Disclosure Letter for Generation or such Material Subsidiary other than as required by an emergency or a force majeure event;

(xii) pay, repurchase, discharge or satisfy any of its material Claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

(xiii) enter into any new Contract with Seller or its Affiliates (other than Generation or a Material Subsidiary), except for any such Contracts in the ordinary course of business consistent with past practice or Contracts terminable on not more than 60 days’ notice;

(xiv) except for non-material routine claims incidental to the business of Generation and the Material Subsidiaries, compromise or settle litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings, other than settlements requiring payments in the aggregate of less than $1,000,000 or for which Seller is obligated to indemnify Buyer pursuant to Section 8.2(a)(iv) hereof;

(xv) merge or amalgamate Generation or a Material Subsidiary with or into any other body corporate or effect any restructuring of Generation or a Material Subsidiary, other than the Reorganization and Merger;

(xvi) present any petition, apply for any order or pass any resolution for the winding up of Generation or a Material Subsidiary or for the appointment of a liquidator or provisional liquidator to, or an administrator in respect of, Generation or a Material Subsidiary, appoint a receiver over the whole or part of Generation or a Material Subsidiary’s business or assets; propose any voluntary arrangement with any of the creditors of Generation or a Material Subsidiary, agree to a composition, compromise, assignment or arrangement with any of creditors of Generation or a Material Subsidiary;

(xvii) cancel, modify in any material respect, revoke, suspend or fail to renew any Permit, except to the extent a reasonable and prudent operator would take or fail to take such actions;

(xviii) permit any asset of Generation or a Material Subsidiary to be subjected to any Lien, other than Permitted Liens and Liens that will be released at or prior to Closing;

(xix) make any election or exercise any discretion in connection with any Plan outside the ordinary course of business;

(xx) make available any Indebtedness to any other Person other than Generation or a Material Subsidiary) in excess of $100,000 to any Person or in excess of $1,000,000 in the aggregate;

(xxi) except in connection with the prepayment of certain CMS Generation Investment Company IV Indebtedness using the proceeds of the CGIC Loan Agreement, make any voluntary prepayment of Indebtedness to an unaffiliated third party under any financing agreement;

(xxii) enter into any contract or transaction relating to the purchase of material assets other than in the ordinary course of business consistent with past practice;

(xxiii) (A) incur or assume any Indebtedness (other than Indebtedness owed to Generation or a Material Subsidiary and any Indebtedness incurred pursuant to Section 5.4 hereof); (B) modify the terms of any Indebtedness, other than modifications of short-term debt in the ordinary course of business, consistent with past practice; or (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person;

(xxiv) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xxv) enter into any commitments to pursue new development projects;

(xxvi) except as otherwise provided in Sections 5.15 and 5.16, make or change any election for Tax purposes, change an annual accounting period for Tax purposes, file any amended Tax Return, enter into any closing agreement for Tax purposes, settle any Tax claim or assessment relating to Generation or any of the Material Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Generation or any of the Material Subsidiaries, or take any other action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Generation or any of the Material Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Generation or any of the Material Subsidiaries existing on the Closing Date; or

(xxvii) authorize any of, or commit or agree to take any of, the actions referred to in the paragraphs (i) through (xxvi) above.

For purposes of U.S. dollar amounts set forth in this Section 5.1(b), amounts will be interpreted to include the equivalent thereof in foreign currency based on then current foreign exchange rates.

(c) Except as contemplated by this Agreement, from and after the date hereof and prior to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause Generation not to make or permit any Distribution.

Section 5.2 Access to Properties and Records.

(a) Subject to Applicable Law and any applicable restrictions as to confidentiality, Seller shall use its reasonable best efforts to afford to Buyer and Buyer’s accountants, counsel and representatives reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all of the properties, books, contracts, commitments, records (including all environmental studies, reports and other environmental records) and personnel of Generation and the Material Subsidiaries and, during such period, shall furnish to Buyer all information concerning the respective businesses, properties, Liabilities and personnel of Generation and the Material Subsidiaries as Buyer may request; provided, however, that Seller shall not be required to furnish or make available any such materials to the extent that they are subject to a legal privilege that, in the good faith judgment of Seller, may be lost or impaired by virtue of such disclosure. At the Closing, all of the books of accounts, minute books, record books and other records (including safety, health, environmental, maintenance and engineering records and drawings) pertaining to the business operations of Generation and the Material Subsidiaries shall be delivered to Buyer to the extent such materials are in Seller’s possession. Notwithstanding anything to the contrary herein, Buyer and its representatives shall not have the right to conduct any Phase II environmental due diligence, including the collection and analysis of any samples of environmental media or building materials.

(b) The information contained herein and in the Seller Disclosure Letter, reviewed by Buyer or its representatives pursuant to Section 5.2(a) or heretofore or hereafter delivered to Buyer or its representatives in connection with the transactions contemplated by this Agreement shall be held in confidence by Buyer and its representatives in accordance with the terms of the Confidentiality Agreement.

Section 5.3 Consents and Approvals.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use, and will cause its respective Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under Applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed by such party in order to consummate the transactions contemplated by this Agreement, the taking of all appropriate action necessary, proper or advisable to satisfy each of the conditions to Closing that are to be satisfied by that party or any of its Affiliates and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers of Governmental Authorities required to be obtained by such party in order to consummate the transactions contemplated by this Agreement. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide copies of all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with, this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

(b) Without limiting the generality of the undertakings pursuant to this Section 5.3, each of Seller and Buyer shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under the Competition Laws to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Authority, including filing, or causing to be filed, as promptly as practicable, any required notification and report forms under other applicable Competition Laws with the applicable non-U.S. Governmental Antitrust Authority. The parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings. All filing fees under any applicable Competition Law shall be borne by the party responsible for making such filing, and each party will bear its own costs for the preparation of any such filing. Each party shall (i) respond promptly to any request for additional information made by the antitrust agency; (ii) promptly notify the other party of, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communications from or with the antitrust agency in connection with any of the transactions contemplated by this Agreement; (iii) not participate in any meeting with the antitrust agency unless it consults with the other party in advance and to the extent permitted by the agency gives the other party the opportunity to attend and participate thereat; (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and the antitrust agency with respect to any of the transactions contemplated by this Agreement; and (v) furnish the other party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the antitrust agency and consistent with appropriate confidentiality safeguards.  The Parties shall use their reasonable best efforts to cause the waiting periods under the applicable Competitions Laws to terminate or expire at the earliest possible date after the date of filing.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement as violative of any Competition Law, each of Seller and Buyer shall use its best efforts to promptly resolve such objections; provided, however, that notwithstanding anything to the contrary in this Agreement, none of Seller or Buyer or any of their respective Affiliates shall have any obligation to hold separate or divest any property or assets of Seller or Buyer, or any of their respective Affiliates, or to defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement, any Related Agreement, the CGIC Loan Agreement or the Consent and Support Agreement or the transactions contemplated hereby or thereby.

Section 5.4 Certain Subsidiary Level Debt.

(a) Prior to Closing, Buyer shall use its reasonable best efforts to effect the prepayment in full by CMS Generation Investment Company IV of the debt set forth in Section 5.4(a) of the Seller Disclosure Letter (the “Schedule 5.4(a) Debt”) (including through entry into and draw down under the CGIC Loan Agreement). Seller shall use its reasonable best efforts to cooperate and assist Buyer in obtaining the approvals and consents necessary for the prepayment of the Schedule 5.4(a) Debt and Seller and Buyer shall use their reasonable best efforts to negotiate and enter into any documentation necessary in connection with the CGIC Loan Agreement.

(b) Prior to Closing (beginning immediately following the execution of this Agreement), Seller and Buyer shall use their reasonable best efforts in obtaining from the lenders of Jorf, relevant Governmental Authorities and other third parties the approvals and consents listed in Section 6.3(d) of the Seller Disclosure Letter under the headings “Governmental consents” and “Jorf consents” and all other required approvals and consents of any Governmental Authority or other third party in relation to the debt set forth in Section 5.4(b) of the Seller Disclosure Letter (the “Schedule 5.4(b) Debt”) (without prejudice to the continuing obligations of Seller and Buyer under Section 5.4(c)).

(c) Prior to Closing (beginning immediately following the execution of this Agreement), Seller and Buyer shall use their reasonable best efforts to prepare all documentation and obtain all consents necessary to effect the refinancing contemplated by the term sheet attached hereto as Exhibit G (the “JLEC Refinancing”) (without prejudice to the continuing obligations of Seller and Buyer under Section 5.4(b)). If the consents and approvals required pursuant to Section 5.4(b) have not been obtained prior to March 10, 2007, Seller and Buyer (including in its capacity as an indirect equity holder in Jorf and Neyveli) shall use their reasonable best efforts to effect the JLEC Refinancing on May 15, 2007 (or, if such day is not a Business Day as defined in the Jorf Common Agreement, on the next or preceding Business Day in accordance with the Jorf Common Agreement), in accordance with the term sheet attached hereto as Exhibit G, including, without limitation, entering into any necessary documentation related thereto and using reasonable best efforts to take all actions reflected in such term sheet by the dates specified therein (without prejudice to the continuing obligations of Seller and Buyer under Section 5.4(b)); provided, however, that Buyer will not be required to effect the JLEC Refinancing if the consents and approvals required pursuant to Section 5.4(b) are obtained prior to 11:59 p.m. (New York City time) on April 12, 2007 (or, if such day is not a Business Day as defined in the Jorf Common Agreement, on the next or preceding Business Day in accordance with the Jorf Common Agreement) (the "Prepayment Notice Date”). Seller shall use its reasonable best efforts to cooperate and assist Buyer in obtaining the approvals and consents necessary for the prepayment of the Schedule 5.4(b) Debt.

Section 5.5 Further Assurances. On and after the Closing Date, Seller and Buyer shall cooperate and use their respective reasonable best efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby as soon as reasonably possible following the date hereof, including the execution of any additional documents or instruments of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Related Agreements, to effectuate the provisions and purposes of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

Section 5.6 Employee Matters.

(a) Not less than thirty (30) Business Days prior to the Closing Date, Buyer may offer employment, commencing as of the Closing Date, to such individuals identified on Section 5.6(a) of the Seller Disclosure Letter (the “Schedule 5.6(a) Employees”) as it may determine in its discretion. Buyer shall take all steps necessary to ensure that its hiring decisions and practices in this regard are in accordance with Applicable Law. Not fewer than twenty (20) Business Days prior to the Closing Date, Buyer shall notify Seller of the Schedule 5.6(a) Employees who have accepted Buyer’s offer of employment. After the date hereof and prior to the Closing Date, Seller shall provide Buyer with access, during reasonable business hours and upon reasonable notice, to the Schedule 5.6(a) Employees, and Buyer agrees that it shall use its best efforts to conduct its hiring process, during reasonable business hours and upon reasonable notice, in a manner that causes minimum disruption to the operations of Seller. Each of the Schedule 5.6(a) Employees who commences employment with Buyer effective as of (or who is on approved leave of absence on) the Closing Date, together with the continuing employees of the Material Subsidiaries, shall be referred to herein as “Transferred Employees,” and each Schedule 5.6(a) Employee who is not a Transferred Employee shall be referred to herein as a “Non-Hired Employee.”

(b) Following the Closing for a period of one (1) year, none of Buyer, Generation or their Affiliates shall hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any Non-Hired Employee who has been terminated by, and received severance compensation from, Seller unless and until Buyer reimburses Seller for a reasonable portion of such severance compensation.

(c) Following the Closing for a period of one (1) year, none of Buyer, Generation or their Affiliates shall directly or indirectly solicit the employment or services of, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any employee (i) of Seller or its Affiliates who is not a Schedule 5.6(a) Employee or (ii) of Energy or its Affiliates without the prior written consent of Seller, which may not be unreasonably withheld, conditioned or delayed absent significant business rationale for Seller to retain such employee for a reasonable time and purpose.

(d) Buyer, Generation and the Subsidiaries of Generation shall be responsible for all Liabilities and obligations under the Worker Adjustment and Retraining Notification Act and similar foreign, state and local rules, statutes and ordinances resulting from the actions of Buyer, Generation and the Subsidiaries of Generation after the Closing Date. Buyer agrees to indemnify Seller and to defend and hold Seller harmless for any breach of such responsibility and Buyer’s indemnification of Seller in this regard specifically includes any Claim by any of the Transferred Employees for back pay, front pay, benefits or compensatory or punitive damages, any Claim by any Governmental Authority for penalties regarding any issue of prior notification (or lack thereof) of any plant closing or mass layoff occurring after the Closing Date and Seller’s costs, including reasonable attorney’s fees, in defending any such Claims.

(e) Buyer and Seller shall cooperate as reasonably necessary to implement the provisions of this Section 5.6 and agree to provide each other with such records and information as may be necessary and appropriate to carry out their respective obligations under this Section 5.6.

Section 5.7 Tax Covenants.

(a) Section 338(g) Elections. Buyer shall not make any election under Section 338(g) of the Code (or any analogous provision of state, local, or foreign income tax law) with respect to the deemed purchase of the equity interests of any Generation Non-U.S. Subsidiary.

(b) Section 338(h)(10) Elections.

(i) Seller and Buyer shall jointly make elections under Section 338(h)(10) of the Code (and any comparable provision of applicable state or local income tax law) with respect to the deemed purchase of the equity interests of each Generation U.S. Subsidiary that constitutes a corporation (within the meaning of Section 7701(a)(3) of the Code) as shown in Section 5.15 of the Seller Disclosure Letter, pursuant to this Agreement and shall cooperate with each other to take all reasonable actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve such timely elections, in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local tax law) (the “Elections”).

(ii) In connection with the Elections, Buyer and Seller shall mutually prepare a Form 8023 (or successor form) with any attachments with respect to each such Generation U.S. Subsidiary. Seller shall prepare a draft Form 8883 (or successor form) with respect to each such Generation U.S. Subsidiary and provide such draft Forms 8883 to Buyer no later than ninety (90) days prior to the due date of such Forms 8883. If, within thirty (30) days of the receipt of any draft Form 8883, Buyer notifies Seller that it disagrees with any draft Form 8883, then Seller and Buyer shall attempt to resolve their disagreement within the twenty (20) days following Buyer’s notification of Seller of such disagreement; otherwise, the draft Forms 8883 shall become “Final Forms 8883.” If Seller and Buyer are unable to resolve their disagreement, the dispute shall be submitted to a mutually agreed upon nationally recognized independent accounting firm, whose expense shall be borne equally by Seller and Buyer, for resolution within twenty (20) days of such submission. Any Form 8883 delivered by such accounting firm shall be a Final Form 8883. The Final Forms 8883 shall be binding on Buyer, Seller, and their respective Affiliates. Except as otherwise required by a final determination, Buyer and Seller shall take no position, and cause their respective Affiliates to take no position, inconsistent with the Final Forms 8883.

(iii) Buyer and Seller shall mutually prepare, in a manner similar to the above procedure, any forms or schedules similar to Forms 8023 or 8883 that are required by provisions of Applicable Law that are comparable to Treasury Regulation Section 1.338(h)(10)-1. In the event that any Forms 8023 or Final Form 8883 (or similar forms or schedules required for provisions of Applicable Law) is disputed by any Taxing authority, the party receiving written notice of the dispute shall promptly notify the other party hereto concerning such dispute.

(c) Tax Return Filings, Refunds, and Credits.

(i) Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (including any Consolidated Income Tax Returns) with respect to Generation and the Material Subsidiaries for Tax periods that end on or before the Closing Date (the “Seller Returns”), and will pay (or cause to be paid) all Taxes due with respect to the Seller Returns.

(ii) Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (the “Straddle Period Returns”) with respect to Generation and the Material Subsidiaries for all Tax periods ending after the Closing Date that include the Closing Date (the “Straddle Period”). All Straddle Period Returns shall be prepared in accordance with past practice; provided that there is substantial authority (or analogous authority for purpose of the particular Tax) for such past practice. Buyer shall provide Seller with copies of any Straddle Period Returns at least forty-five (45) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Pre-Closing Taxes of Generation and each Material Subsidiary. If Seller agrees with the Straddle Period Return and Straddle Statement, Seller shall pay to Buyer (or Buyer shall pay to Seller, if appropriate) an amount equal to the Ownership Percentage of the Pre-Closing Taxes of Generation and each Material Subsidiary as shown on the Straddle Statement not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If, within fifteen (15) days of the receipt of the Straddle Period Return and Straddle Statement, Seller notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the amount calculated in the Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within the five (5) days following Seller’s notification of Buyer of such disagreement. If Buyer and Seller are unable to resolve their disagreement, the dispute shall be submitted to a mutually agreed upon nationally recognized independent accounting firm, whose expense shall be borne equally by Buyer and Seller, for resolution, if possible, within twenty (20) days of such submission. If the parties have not agreed on an independent accounting firm within fifteen (15) days following Seller’s notification of Buyer of such disagreement, on the request of any party such independent accounting firm shall be appointed by the International Court of Arbitration of the International Chamber of Commerce (the “ICAICC”). Any independent accounting firm appointed by the ICAICC shall be an impartial and disinterested senior partner in an internationally recognized accounting firm. The decision of such accounting firm with respect to such dispute shall be binding upon Buyer and Seller, and Seller shall pay to Buyer (or Buyer shall pay to Seller, if appropriate) an amount equal to the Ownership Percentage of the Pre-Closing Taxes of Generation and each Material Subsidiary as decided by such accounting firm not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return.

(iii) From and after the Closing Date, Buyer and its Affiliates (including Generation and, to the extent within the power of Buyer using its reasonable best efforts, the Material Subsidiaries) will not file any amended Tax Return, carryback claim, or other adjustment request with respect to Generation and any Material Subsidiary for any Tax period that includes or ends on or before the Closing Date unless Seller consents in writing or otherwise required by Applicable Law or as a result of a tax proceeding; provided, however, that (i) with respect to any Straddle Period Return, such consent shall not be unreasonably withheld, delayed or conditioned and (ii) to the extent that under Applicable Law, Buyer is not able to waive or forgo any carryback, (A) Buyer shall notify Seller of the amount and character of such item, (B) Seller shall reasonably cooperate with Buyer in obtaining any Tax refund or credit with respect to such item and (C) upon receipt of any such Tax refund or credit, Seller shall promptly pay over the amount of the Tax refund or credit to Buyer in immediately available funds.

(iv) For purposes of this Agreement, any Taxes of Generation and any Material Subsidiary that are attributable to Tax periods ending on or before the Closing Date or, with respect to any Straddle Period, the portion of such period ending on and including the Closing Date, shall constitute “Pre-Closing Taxes” to the extent of the excess of (A) the amount of such Taxes over (B) any payment or advances of Taxes or any payments of estimated Taxes with respect to such period made on or before the Closing Date. For purposes of clause (A) of the preceding sentence, such Taxes shall be computed on the basis of an interim closing of the books as of the end of the Closing Date, except that any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Pre-Closing Taxes include any Taxes attributable to any Material Subsidiary that is treated as a partnership for U.S. federal income tax purposes as if the Material Subsidiary allocated Tax items to its partners in a manner consistent with this Section 5.7(b)(iv). The parties hereto will, to the extent permitted by Applicable Law, elect with the relevant Tax authority to treat as a short taxable period the portion of any Straddle Period ending as of the close of business on the Closing Date. For purposes of this Agreement, “Post-Closing Taxes” shall include any Taxes of Generation and any Material Subsidiary that are payable with respect to Tax periods beginning after the Closing Date or a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Closing Taxes.

(v) Except as provided in Section 5.7(c)(iii) with respect to carrybacks, if a Tax Indemnified Party actually receives a refund or credit or other reimbursement with respect to Taxes for which it would be indemnified under this Agreement, the Tax Indemnified Party shall pay over such refund or credit or other reimbursement to the Tax Indemnifying Party.

(vi) Buyer shall not, and shall cause Generation and, to the extent within the power of Buyer using reasonable best efforts, any Material Subsidiary to not, make, amend or revoke any Tax election if such action would reasonably be expected to adversely affect any of Seller or its Affiliates with respect to any Tax period ending on or before the Closing Date or for the pre-Closing portion of any Straddle Period or any Tax refund or credit with respect thereto. Seller shall not, and shall cause Generation and any Material Subsidiary to not, make, amend or revoke any Tax election if such action would reasonably be expected to adversely affect any of Buyer or its Affiliates with respect to any Tax period beginning after the Closing Date or for the post-Closing portion of any Straddle Period or any Tax refund or credit with respect thereto.

(vii) For purposes of this Agreement a “Consolidated Income Tax Return” is any income Tax Return filed with respect to any consolidated, combined, affiliated or unified group provided for under Section 1501 of the Code and the Treasury regulations under Section 1502 of the Code, or any comparable provisions of Applicable Law, other than any income Tax Return that includes only Generation or any Material Subsidiary.

(d) Indemnity for Taxes.

(i) Seller hereby agrees to indemnify Buyer and its Affiliates against and hold them harmless from the Ownership Percentage of any liability for (A) Pre-Closing Taxes of Generation and any Material Subsidiary, and (B) all Taxes that are attributable to Seller or any member (other than Generation and any Material Subsidiary) of an affiliated, consolidated, combined or unitary Tax group of which at least one of Generation or any Material Subsidiary was a member prior to the Closing Date that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) by reason of Generation or any Material Subsidiary being included in any such Tax group.

(ii) Buyer hereby agrees to indemnify Seller and its Affiliates against and hold them harmless from the Ownership Percentage of any liability for Post-Closing Taxes of Generation or any Material Subsidiary.

(iii) The obligation of Seller to indemnify and hold harmless Buyer, on the one hand, and the obligations of Buyer to indemnify and hold harmless Seller, on the other hand, pursuant to this Section 5.7, shall terminate thirty (30) days following the expiration of the applicable statutes of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof) and shall not be subject to the limitations in Article VIII hereof.

(iv) Any indemnification obligation under this Section 5.7(d) shall be net of any Tax Benefit realized by the indemnified party or any Material Subsidiary in a Tax period beginning after the Closing Date or, with respect to a Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date. For purposes of this Agreement, “Tax Benefit” shall mean the actual Tax savings attributable to any deduction, expense, loss, credit or refund to the indemnified party or any Material Subsidiary, as and when incurred or received, calculated on a last item used basis, and in the case of a Material Subsidiary, limited to the Ownership Percentage thereof.

(e) Certain Payments. Buyer and Seller agree to treat (and cause their Affiliates to treat) any payment under this Section 5.7 as an adjustment to the Purchase Price for all Tax purposes.

(f) Contests.

(i) After the Closing Date, Seller and Buyer each shall notify the other party in writing within ten (10) days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of any of Generation or the Material Subsidiaries that, if determined adversely to the taxpayer would be grounds for indemnification under this Section 5.7 of one party (the “Tax Indemnified Party”) by the other party (the “Tax Indemnifying Party” and a “Tax Claim”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. Failure to give such notification shall not affect the indemnification provided in this Section 5.7 except to the extent the Tax Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten (10) days after the Tax Indemnified Party’s receipt thereof, copies of all relevant notices and documents (including court papers) received by the Tax Indemnified Party.

(ii) In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes of Generation or any Material Subsidiary relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period, as between Buyer and Seller, Seller shall have the right, at its sole expense, to control the conduct of such audit or proceeding; provided, however, that (A) with respect to Straddle Periods, Seller shall keep Buyer reasonably informed with respect to the status of such audit or proceeding and provide Buyer with copies of all written correspondence with respect to such audit or proceeding in a timely manner, (B) if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of Generation or any Material Subsidiary for which Buyer would be liable under this Section 5.7, Buyer may participate in the conduct of such audit or proceeding at its own expense and (C) Seller shall not consent to any settlement or adjustment with respect to such audit or proceeding without the written consent of Buyer if such settlement or adjustment would have the effect of materially increasing the Tax liability of Buyer, Generation or any Material Subsidiary after the Closing Date.

(iii) In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes of Generation or any Material Subsidiary relating to any taxable years or periods beginning after the Closing Date, as between Buyer and Seller, Buyer shall have the right, at its expense, to control the conduct of such audit or proceeding.

(iv) Buyer and Seller shall reasonably cooperate in connection with any Tax Claim, and such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v) Notwithstanding anything to the contrary in this Section 5.7(f), and for the avoidance of doubt, in the case of any Tax Claim, audit or administrative or judicial proceeding with respect to any Material Subsidiary that is not a wholly-owned Subsidiary, the Tax Indemnified Party shall only be required hereunder to confer on the Tax Indemnifying Party such rights as it would otherwise have vis-à-vis third parties with respect to such Tax Claim, audit or administrative or judicial proceeding.

(g) Assistance and Cooperation.

(i) Seller and Buyer shall reasonably cooperate in preparing and filing all Tax Returns with respect to any of Generation or the Material Subsidiaries, including maintaining and making available to each other all records and personnel reasonably necessary in connection with Taxes of any of Generation or the Material Subsidiaries and in resolving all disputes and audits with respect to all Tax periods relating to Taxes of any of Generation or the Material Subsidiaries.

(ii) For a period of seven (7) years after the Closing Date, Seller and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of any of Generation or the Material Subsidiaries to the extent that such books and records relate to Taxes and to the extent that such access (i) is within the power of Buyer using reasonable best efforts and (ii) may reasonably be required by Seller in connection with matters relating to or affected by the operation of any of Generation or the Material Subsidiaries prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

(iii) For a period of seven (7) years after the Closing Date, Buyer and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of Seller to the extent that such books and records relate to Taxes of Generation or the Material Subsidiaries and to the extent that such access (i) is within the power of Seller using reasonable best efforts and (ii) may reasonably be required by Buyer in connection with matters relating to or affected by the operation of any of Generation or the Material Subsidiaries after the Closing Date. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. If Seller shall desire to dispose of any such books and records prior to the expiration of such seven year period, Seller shall, prior to such disposition, give Buyer reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

(h) Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, stamp, duties, recording and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by 50% by Seller and 50% by Buyer, and Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes. If required by Applicable Law, Seller will join in the execution of any such Tax Return. Buyer shall provide copies of any Tax Returns with respect to Transfer Taxes to Seller no later than five (5) days after the due dates of such Tax Returns.

(i) Termination of Tax Sharing Agreements. On or prior to the Closing Date, Seller shall cause all Tax sharing agreements between Seller or any of its Affiliates (as determined immediately after the Closing Date) on the one hand, and any of Generation or the Material Subsidiaries on the other hand, to be terminated, and all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.

(j) Post-Closing Actions Affecting Seller’s Liability for Taxes. During any Taxable year that includes the Closing Date, Buyer shall (i) consult in good faith with Seller prior to (A) the sale of all or a material portion of the assets of any Subsidiary listed on Section 5.7(j) of the Seller Disclosure Letter (a “Section 5.7(j) Subsidiary”) other than in the ordinary course of business or (B) the liquidation or dissolution of any Section 5.7(j) Subsidiary in a transaction that would be treated as a taxable liquidation of a corporation for United States federal income tax purposes and (ii) use reasonable best efforts, to the extent within its power, to structure such transaction (or to cause such transaction to be structured) in a manner intended (based on consultation in good faith with Seller) to minimize any increased United States federal income tax burden that Seller would suffer as a result of such actions; provided, however, that Buyer shall have reasonable discretion to conduct and manage the business and organize the ownership structure of the Section 5.7(j) Subsidiaries in a manner it deems reasonably advisable, and provided, further, that Buyer shall not be required to indemnify Seller for any increase in Taxes that occurs as a result of such actions. For the avoidance of doubt, (i) this Section 5.7(j) does not apply to any Taxable year beginning after the end of the Taxable year that includes the Closing Date and (ii) each Taxable year shall be deemed to begin on January 1st and end on December 31st.

(k) For purposes of applying this Section 5.7, but subject to Section 5.16, when applying the definitions “Pre-Closing Taxes,” “Post-Closing Taxes,” and “Straddle Period,” to Taxes of Material Subsidiaries other than Generation US Subsidiaries, the term “Closing Date” as used in such definitions shall mean September 30, 2006.

Section 5.8 Intercompany Accounts. Except as set forth on Section 5.8 of the Seller Disclosure Letter, prior to the Closing Date, subject to Section 5.1(c), Seller shall, and shall cause its Affiliates (other than Generation and the Material Subsidiaries) to, settle intercompany accounts payable to Generation or the Material Subsidiaries and accounts receivable from Generation or the Material Subsidiaries. Except as set forth in Section 5.8 of the Seller Disclosure Letter, subject to Section 5.1(c), Seller shall determine the method by which such intercompany accounts are eliminated including, but not limited to, by means of setoff, settlement, capital contribution or reduction in capital, with the intent of such intercompany account elimination not to adversely affect the cash position of Generation and the Material Subsidiaries.

Section 5.9 Maintenance of Insurance Policies.

(a) Prior to the Closing Date, Seller shall (and shall ensure that each of its Affiliates shall) continue in force and comply with all Insurance Policies in respect of the businesses of Generation and the Material Subsidiaries.

(b) If any insured event occurs before Closing in relation to Generation and the Material Subsidiaries, Seller shall use reasonable best efforts to make recovery under the relevant Insurance Policy prior to Closing. To the extent that recovery is made, Seller shall ensure that the proceeds are dealt with in accordance with procedures normally observed by the businesses of Generation and the Material Subsidiaries.

(c) Seller shall ensure that each of its Affiliates shall take such steps as Buyer reasonably requires to make and/or pursue any claim (including giving notice of the claim to the insurer at the request of Buyer) or to assist Buyer, Generation or any Material Subsidiary in making the claim, and shall pay to Buyer (on behalf of Generation or any Material Subsidiary) any proceeds actually received by Seller or its Affiliates within fifteen (15) Business Days of their receipt.

(d) Seller and Buyer agree that Casualty Insurance Claims relating to the businesses of Generation and the Generation Subsidiaries (including reported claims and including incurred but not reported claims) will remain with Generation and the Generation Subsidiaries immediately following the Closing. For purposes hereof, “Casualty Insurance Claims” shall mean workers’ compensation, auto liability, general liability, directors and officers liability and products liability claims, claims for damages caused to the facilities of Generation and the Generation Subsidiaries generally insured under all risk, real property, boiler and mechanical breakdown insurance coverage. The Casualty Insurance Claims are subject to the provisions of policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by Seller or its Affiliates prior to the Closing (collectively, the “Insurance Policies”). With respect to the Casualty Insurance Claims, the following procedures shall apply: (i) Seller or its Affiliates shall continue to administer, adjust, settle and pay, on behalf of Generation and the Generation Subsidiaries, all Casualty Insurance Claims with dates of occurrence prior to the date of Closing and (ii) Seller shall invoice Buyer at the end of each month for Casualty Insurance Claims paid on behalf of Generation and the Generation Subsidiaries by Seller. In the event that Buyer does not pay, or cause to be paid, to Seller such amount due within fifteen (15) days of such invoice, interest at the rate of ten percent (10%) per annum shall accrue on the amount of such invoice. Casualty Insurance Claims to be paid by Seller hereunder shall include all costs necessary to settle claims including compensatory, medical, legal and other allocated expenses. In the event that any Casualty Insurance Claim exceeds a deductible or self-insured retention under the Insurance Policies, Seller shall be entitled to the benefit of any insurance proceeds that may be available to discharge any portion of such Casualty Insurance Claim.

(e) Seller makes no representation or warranty with respect to the applicability or adequacy or, except as set forth in Section 3.15 hereof, validity of any Insurance Policies, and Seller shall not be responsible to Buyer or any of its Affiliates for the failure of any insurer to pay under any such Insurance Policy.

(f) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policies. Seller and Buyer confirm that the sole intention of this Section 5.9 is to divide and allocate the benefits and obligations under the Insurance Policies between them as of the Closing Date and not to effect, enhance or diminish the rights and obligations of any insurer or claims service organization thereunder. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Seller or Buyer or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.

(g) If Buyer requests a copy of an Insurance Policy relating to a pending or threatened Casualty Insurance Claim, Seller shall provide a copy of all relevant insurance policies which insure such Casualty Insurance Claims within five (5) Business Days, provided, that if Seller cannot provide such policy within five (5) days after exercising reasonable best efforts to locate such policy, Seller shall continue to exercise its reasonable best efforts to provide such policy to Buyer as soon as possible thereafter.

Section 5.10 Preservation of Records. Buyer agrees that it shall, at its own expense, preserve and keep the records held by it relating to the respective businesses of Generation and the Material Subsidiaries that could reasonably be required after the Closing by Seller for the greater of (a) the time periods required pursuant to the Access and Support Agreement and (b) the time periods required pursuant to the applicable document retention program in effect on the Closing Date (a copy of which has been provided to Buyer); provided, however, that upon expiration of such period, as applicable, Buyer shall give written notice to Seller if it or the custodian of such books and records proposes to destroy or dispose of the same. Seller shall have the opportunity for a period of thirty (30) days after receiving such notice to elect to have some or all of such books and records delivered, at Seller’s expense and risk, to a location chosen by Seller. In addition, at Seller’s expense Buyer shall make such records available to Seller as may reasonably be required by Seller in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the respective businesses of Seller and its Affiliates, including Generation and the Material Subsidiaries.

Section 5.11 Public Statements. On or prior to the Closing Date, neither party shall, nor shall permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement, the Related Agreements or the Consent and Support Agreement or the transactions contemplated hereby or thereby without the consent of the other party hereto. Notwithstanding the foregoing, in the event any such press release or announcement is required by law, court process or stock exchange rule to be made by the party proposing to issue the same, such party shall use its reasonable best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

Section 5.12 Certain Transactions.

(a) Buyer and Seller shall not, and shall not permit any of their respective Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.12(a) shall prevent the parties from engaging from the actions set forth in Section 5.12 of the Seller Disclosure Letter.

(b) Prior to Closing, Buyer shall not, and shall not permit any of its Affiliates to, agree to divest or otherwise dispose of, or cause the divestiture or disposition of, any of the Generation Interests, except as set forth in Section 5.3.

Section 5.13 Use of Corporate Name; Transitional Use of Seller’s Name.

(a) As soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) days following the Closing Date, Buyer shall cause each of Generation and the Subsidiaries of Generation located in North America to change its corporate name to a name that does not include “CMS” and to make any necessary legal filings with the appropriate Governmental Authorities to effectuate such changes. Buyer and its Affiliates shall hold harmless and indemnify Seller and any of its Affiliates against all Damages resulting from or arising in connection with the use by Buyer or any of its Affiliates of the “CMS” name as provided in this Section 5.13.

(b) At Closing, Seller and Buyer shall enter into the License Agreement, pursuant to which Seller shall grant to Buyer a limited, non-transferable license to use the name and mark “CMS Generation Co” in jurisdictions outside North and South America on the terms and subject to the conditions set forth therein (including those with respect to quality control).

(c) Seller hereby grants to Buyer and its Affiliates a limited, non-exclusive, royalty-free license to use the trademarks, service marks and trade names listed on 5.13(c) of the Seller Disclosure Letter, together with all slogans, logotypes, designs and trade dress associated therewith that are, in each case, in existence as of the Closing Date and currently being used in the conduct of the businesses of Generation and the Material Subsidiaries (collectively, the "Seller’s Marks”) solely on and in connection with the goods and services of the respective businesses of Generation and the Material Subsidiaries and that are embodied in or on any stationery, business cards, advertising and promotional materials, packaging and labels, equipment, manuals and other documentation, statements of work, trucks, hard hats, e-mail addresses, caller ID, printed facsimile headers and footers, web page content and URLs for web sites, Messenger screens and signs on facilities owned or leased by Generation or the Material Subsidiaries (“Business Materials”), and for any administrative, corporate and legal use in connection with the transition away from using the Seller’s Marks; provided, that not more than six (6) months following the Closing except as expressly provided in the License Agreement, Buyer shall cease to (i) make any use of Seller’s Marks and any names or marks related thereto or containing or comprising the Seller’s Marks, including any names or marks confusingly similar thereto or derivative thereof, and (ii) hold itself out as having any affiliation with Seller or its Affiliates.

(d) Any use by Buyer or any of its Affiliates of any of the Seller’s Marks as permitted in this Section 5.13 is subject to their compliance with the quality control requirements and guidelines in effect for the Seller’s Marks as of the Closing Date and all such use shall be in a manner and at the level of quality consistent with that in effect as of the Closing Date. Buyer and its Affiliates shall hold harmless and indemnify Seller and any of its Affiliates for any Damages resulting from or arising in connection with the use by Buyer or any of its Affiliates of the Seller’s Marks pursuant to this Section 5.13.

Section 5.14 Release of Guarantees. Prior to the Closing, Buyer shall, effective on the Closing Date, either (a) arrange for substitute letters of credit, guarantees and other obligations on commercially reasonable terms to replace in all respects the indemnities, performance bonds, performance guarantees, other guaranty obligations, letters of credit and other similar arrangements of Seller or its Affiliates (collectively, the “Released Parties”) in favor of any of Generation or a Material Subsidiary (collectively, “Guarantees”) or (b) assume all obligations under each such Guarantee, obtaining from the creditor or other counter-party a full release of the Released Parties. Section 5.14 of the Seller Disclosure Letter contains a true and accurate list of such Guarantees. Effective as of the Closing, Buyer shall terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any such Guarantee. Buyer shall, to the extent the beneficiary or counter-party under any Guarantee refuses to accept such a substitute letter of credit, (i) obtain a letter of credit on behalf of a Released Party and (ii) indemnify and hold harmless the Released Parties for any Losses arising from payments under such Guarantees that relate to events or circumstances arising after the Closing. To the extent that any Released Party has performance obligations under any such Guarantee, Buyer shall (i) perform such obligations on behalf of such Released Party or (ii) otherwise take such action as reasonably requested by Seller so as to put such Released Party in the same position as if Buyer, and not such Released Party, had performed or was performing such obligations.

Section 5.15 Reorganization. Prior to the Closing, Seller shall undertake the corporate restructuring steps set forth in Section 5.15 of the Seller Disclosure Letter; provided, however, that Seller shall be allowed to modify Section 5.15 of the Seller Disclosure Schedule to avoid any adverse regulatory or Tax implications to the extent such modifications do not materially and negatively impact Buyer. Seller shall be responsible for the payment of all costs, Taxes and expenses relating to the implementation of the Reorganization and Seller shall keep Buyer reasonably updated in relation to the progress of the Reorganization.

Section 5.16 Merger and Redomiciliation. Prior to Closing, Seller shall (a) cause the Merger to be consummated and (b) use its reasonable best efforts to cause the Redomiciliation and the tax elections set forth in Section 5.16 of the Seller Disclosure Letter (the “Tax Elections”) to be consummated, and Seller shall keep Buyer reasonably updated in relation to the progress of the Merger, Redomiciliation and Tax Elections and allow Buyer and its advisors reasonable opportunity to review and comment on all documentation relating to the Merger, Redomiciliation and Tax Elections. Buyer shall be responsible for the payment of all costs, Taxes and reasonable expenses relating to the implementation of the Merger, Redomiciliation and Tax Elections, up to an aggregate amount of $100,000.

Section 5.17 CGIC Loan Agreement. At least 30 days prior to Closing, Buyer shall, or shall cause one of its Affiliates to, and Seller shall cause CMS Generation Investment Company IV, to enter into the CGIC Loan Agreement.

Section 5.18 Assignment of Contracts. At or prior to Closing, Seller shall use its reasonable best efforts to assign all Contracts, liabilities and obligations associated with the entities being transferred by Seller pursuant to the Reorganization such that such entities will not be held, directly or indirectly, by Generation.

Section 5.19 Financial Statements. To the extent that an audit report for a more recent period that reflected in the representation set forth in Section 3.17 is provided to Seller at or prior to the Closing, with respect to the financial statements of Jorf, Jubail, Neyveli, Takoradi, Shuweihat CMS International Power Company PJSC, Taweelah or CMS Energy (UK) Limited, Jorf Lasfar Handelsbolag, Jorf Lasfar Power Energy Aktiebolag or Jorf Lasfar Energiaktiebolag (each, “2006 Financial Statements”), Seller shall provide Buyer with a copy of the 2006 Financial Statements as soon as reasonably practicable following its receipt thereof.

ARTICLE VI

CONDITIONS

Section 6.1 Mutual Conditions to the Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a) Any waiting period (and any extension thereof) under any applicable Competition Law relating to the transactions contemplated by this Agreement, which, by its terms is required to have expired or been terminated prior to Closing, shall have expired or have been terminated;

(b) No court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Related Agreements, except transactions that if prohibited would not have an adverse impact on the economic value of the transactions contemplated by the Agreement or the Related Agreements.

(c) The Reorganization shall have been completed;

(d) The Merger shall have been consummated; and

(e) (i) if the consents required pursuant to Section 5.4(b) have been received prior to the Prepayment Notice Date, any consent of a third party required pursuant to Sections 5.4(a) and (b) shall have been obtained or (ii) if the consents required pursuant to Section 5.4(b) have not been received prior to the Prepayment Notice Date, any consent of a third party necessary to effect the JLEC Refinancing shall have been obtained.

Section 6.2 Buyer’s Conditions to the Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a) all representations and warranties of Seller in this Agreement (without taking into account any materiality or Material Adverse Effect qualification therein) shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which shall be true and correct only as of such date or time), except (i) for changes specifically contemplated or permitted by this Agreement and (ii) where such failure to be so true and correct, either individually or in the aggregate, would not have a Material Adverse Effect as of the Closing Date;

(b) Seller shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Seller shall have delivered to Buyer a certificate as to the satisfaction of the conditions set forth in Sections 6.2(a), (b) and (d), in the form set forth in Exhibit E hereto, dated as of the Closing and executed by an officer of Seller;

(d) there shall not have occurred after the date hereof any event or circumstance, which individually or in the aggregate, has resulted in a Material Adverse Effect

(e) Seller shall have complied in all material respects with its obligations pursuant to Section 5.4; and

(f) To the extent that 2006 Financial Statements have been completed prior to Closing, Seller shall have provided such statements to Buyer (with the exception of Neyveli, which has a fiscal year end of March 31st).

Section 6.3 Seller’s Conditions to the Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

(a) all representations and warranties of Buyer in this Agreement (without taking into account any materiality or Material Adverse Effect qualification therein) shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which shall be true and correct only as of such date or time), except (i) for changes specifically contemplated or permitted by this Agreement and (ii) where such failure to be so true and correct, either individually or in the aggregate, would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby as of the Closing Date;

(b) Buyer shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Buyer shall have (i) complied in all material respects with its obligations pursuant to Section 5.4 and (ii) if the consents required pursuant to Section 5.4(b) have not been received prior to the Prepayment Notice Date, following Buyer’s receipt of a duly executed draw down notice submitted by Jorf in accordance with the agreed definitive documentation required to implement the JLEC Refinancing at or prior to Closing, the Schedule 5.4(b) Debt shall have been repaid in full as contemplated by the JLEC Term Sheet;

(d) The written consents set forth in Section 6.3(d) of the Seller Disclosure Letter shall have been obtained; and

(e) Buyer shall have delivered to Seller a certificate as to the satisfaction of the conditions set forth in Sections 6.3(a), (b), (c) and (d), in the form set forth in Exhibit F hereto, dated as of the Closing and executed by an officer of Buyer.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date by:

(a) mutual written consent of the parties;

(b) either party, upon written notice to the other party, if the Closing shall not have occurred on or before May 31, 2007; provided that if Closing does not occur by May 31, 2007 the term of this Agreement automatically shall be extended until June 30, 2007, provided that no Material Adverse Effect has occurred at the time of such extension;

(c) either party, upon written notice to the other party, if any of the mutual conditions to the Closing set forth in Section 6.1 shall have become permanently incapable of fulfillment and shall not have been waived in writing by the other party; and

(d) either party, if any Governmental Authority shall have issued a law, order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which order, decree, ruling or other action is final and not subject to appeal; unless failure to consummate closing because of such action by the Governmental Authority is due to the failure of the party seeking to terminate to have fulfilled its obligations under Sections 5.3 or 5.4.

Section 7.2 Procedure and Effect of Termination.

(a) Subject to Section 7.2(d), in the event of the termination of this Agreement pursuant to Section 7.1, (i) this Agreement, except for the provisions of Section 5.2(b), all of Article IX and this Section 7.2, shall become void and have no effect, without any Liability on the part of any party hereto or its Affiliates; provided, however, that nothing in this Section 7.2 shall relieve any party for liability for any breach of this Agreement and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby. Notwithstanding the foregoing, (x) nothing in this Section 7.2 shall relieve any party hereto of Liability for a material breach of any of its obligations under this Agreement, and (y) if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other party hereto for its respective out-of-pocket costs, including the fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

(b) In the event of the termination of this Agreement, except as set forth in Section 7.2(c), upon such termination, Seller shall pay to Buyer the Deposit, together with the interest thereon from the date hereof to the date of payment at a floating rate equal to the NAT’L AVG of the “Money market ann. yield" as published in the Wall Street Journal on the first business day of each applicable month and based on a year of 365 days and the number of days elapsed in each month since the date hereof.

(c) In the event that this Agreement is terminated pursuant to Section 7.1(b) and at such time, all conditions in Article VI have been satisfied, except for the condition set forth in Section 6.3(c) and other than those conditions that by their nature would only be satisfied at Closing, upon such termination, Seller shall retain one hundred percent (100%) of the Deposit.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

Section 8.1 Survival.

(a) All representations and warranties contained herein shall survive for a period of twenty-four (24) months following the Closing Date, except for (i) representations and warranties contained in Section 3.1 (Corporate Organization; Qualification), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Generation Interests), Section 4.1 (Corporate Organization), and Section 4.2 (Authority Relative to this Agreement), which shall survive indefinitely, (ii) representations and warranties contained in Section 3.14 (Tax Matters), which shall survive for thirty (30) days following the expiration of the applicable statute of limitations and (iii) representations and warranties contained in Section 3.13 (Environmental Matters), which shall survive for a period of three (3) years following the Closing Date (such time periods set forth in clauses (i), (ii) or (iii) or such twenty-four (24) month period, together with the Special Indemnity Period are referred to herein as the relevant “Indemnity Period”). The "Special Indemnity Period” shall mean the period starting on the Closing Date and ending on the twenty-four (24) month anniversary of the Closing Date, and such Special Indemnity Period shall only apply to indemnification pursuant to Section 8.2(a)(v). If a written notice of claim for indemnification is made during the Indemnity Period in accordance with this Article VIII, such claim shall survive until its resolution. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller, Buyer or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the applicable Indemnity Period.

(b) All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

Section 8.2 Indemnification.

(a) Subject to the limitations set forth in this Article VIII, subsequent to the Closing, Seller shall indemnify, defend, save and hold harmless Buyer and its Affiliates, their respective successors and permitted assigns, and their officers and directors (collectively, the “Buyer Indemnified Parties”), from and against any and all Damages incurred by a Buyer Indemnified Party arising out of, resulting from or incurred in connection with:

(i) except as set forth in 8.2(a)(ii), any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, in each case, as of the date hereof (except for representations and warranties that speak as of a specific date or time);

(ii) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, in each case, as of Closing (except for representations and warranties that speak as of a specific date or time) that is the result of events occurring after the date hereof and prior to the Closing Date (i.e., a representation or warranty that was true and correct as of the date hereof, but was breached or became inaccurate as of the Closing Date as a result of an event occurring after the date hereof and prior to the Closing Date), other than events permitted or contemplated by this Agreement or Material Contracts entered into after the date hereof and prior to Closing pursuant and subject to the terms of this Agreement;

(iii) any breach in any material respect by Seller of any covenant or agreement contained in this Agreement;

(iv) the matters set forth on Section 8.2(a)(iv) of the Seller Disclosure Letter; and

(v) the matters set forth in Section 8.2(a)(v) of the Seller Disclosure Letter.

(b) Subject to the limitations set forth in this Article VIII, subsequent to the Closing, Buyer shall indemnify, defend, save and hold harmless Seller and its Affiliates, their respective successors and permitted assigns, and their officers and directors (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent incurred by the Seller Indemnified Party arising out of, resulting from or incurred in connection with:

(i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, in each case, when made;

(ii) any breach in any material respect by Buyer of any covenant or agreement contained in this Agreement; and

(iii) the employment or termination of employment by Buyer of any of the Transferred Employees on or after the Closing Date.

(c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is referred to herein as an “Indemnifying Party,” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is referred to herein as an “Indemnified Party.”

(d) Seller’s indemnification obligations contained in Section 8.2(a)(i) (other than representations or warranties contained in Section 3.3(a) – 3.3(g), inclusive) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages exceeds eight million dollars ($8,000,000) (the “Initial Deductible Amount”), in which event Seller’s indemnity obligation contained in Section 8.2(a)(i) shall apply to all Claims for Damages in excess of the Initial Deductible Amount.

(e) Seller’s indemnification obligations contained in Section 8.2(a)(ii) (other than representations or warranties contained in Section 3.3(a) – 3.3(g), inclusive) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages exceeds five million dollars ($5,000,000) (the “Closing Deductible Amount”), in which event Seller’s indemnity obligation contained in Section 8.2(a)(ii) shall apply to all Claims for Damages in excess of the Closing Deductible Amount.

(f) Seller’s indemnification obligations contained in Sections 8.2(a)(i) and 8.2(a)(ii) (other than representations or warranties contained in Section 3.3(a) – 3.3(g), inclusive) shall be subject to a maximum liability to Seller, in the aggregate, of thirty-three and one-third percent (33 1/3%) of the Purchase Price (the “Cap Amount”). Damages relating to any single breach or series of related breaches of Seller’s representations and warranties shall not constitute Damages, and therefore shall not be applied towards the Initial Deductible Amount or the Closing Deductible Amount (as applicable) or be indemnifiable hereunder, unless such Damages relating to any single breach or series of related breaches exceed $100,000 (the “Minimum Claim Amount”). Seller’s indemnification obligations contained in Section 8.2(a)(v) shall be subject to a maximum liability to Seller, in the aggregate, of $50,000,000.

(g) Buyer’s indemnification obligations contained in Section 8.2(b)(i) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages equals the Initial Deductible Amount, in which event Buyer’s indemnification obligation contained in Section 8.2(b)(i) shall apply to all Claims for Damages in excess of the Initial Deductible Amount, subject to a maximum liability to Buyer, in the aggregate, of the Cap Amount. Damages relating to any single breach or series of related breaches of Buyer’s representations and warranties shall not constitute Damages, and therefore shall not be applied towards the Initial Deductible Amount or be indemnifiable hereunder, unless such Damages relating to any single breach or series of related breaches exceed the Minimum Claim Amount.

(h) The indemnification obligations of each party hereto under this Section 8.2 shall inure to the benefit of the Buyer Indemnified Parties and Seller Indemnified Parties, and such Buyer Indemnified Parties and Seller Indemnified Parties shall be obligated to keep and perform the obligations imposed on an Indemnified Party by this Section 8.2, on the same terms as are applicable to such other party.

(i) In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all losses.

(j) All amounts paid by Seller or Buyer, as the case may be, under this Article VIII shall be treated as adjustments to the Purchase Price for all Tax purposes.

(k) Notwithstanding any other provision in the Agreement to the contrary, this Section 8.2 shall not apply to any Claim of indemnification permitted to be brought pursuant to Section 5.7.

(l) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VIII to the extent any Damages are judicially determined, or determined pursuant to Section 9.7 hereof, to be attributable to such Indemnified Party’s own gross negligence or willful misconduct.

(m) The remedies provided in this Article VIII shall be deemed the sole and exclusive remedies of the parties, from and after the closing Date, with respect to this Agreement and the transactions contemplated hereby.

(n) If any deduction or withholding in respect of Taxes is required by law to be made on an indemnification payment pursuant to this Agreement, the amount of such indemnification payment shall be increased to any amount which, after making any such deduction or withholding in respect of Taxes, leaves an amount equal to the payment that would have been due if no such deduction or withholding in respect of Taxes had been required.

Section 8.3 Calculation of Damages.

(a) The amount of any Damages suffered by any party hereto shall be reduced by (i) any amount that is reserved or sums held in reserve in respect of the indemnifiable event on the balance sheet of Generation or a Material Subsidiary, as applicable, (ii) any amount that an Indemnified Party is entitled to receive with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor or (iii) any Tax Benefit realized by an Indemnified Party or a Material Subsidiary.

(b) If an Indemnified Party makes a claim for indemnification under this Article VIII, the Indemnified Party shall use its reasonable best efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other party with respect to Damages at any time subsequent to any indemnification provided by Seller or Buyer, as the case may be, pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party, but net of any expenses incurred by the Indemnified Party in collecting such amount. To the extent the Indemnifying Party makes any indemnification payment pursuant to this Article VIII in respect of Damages for which an Indemnified Party has a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified Party to seek and obtain recovery from such third party; provided, however, that if the Indemnifying Party shall be prohibited from such subrogation, the Indemnified Party shall seek recovery from such third party on the Indemnifying Party’s behalf and pay any such recovery to the Indemnifying Party net of expenses.

(c) For the avoidance of doubt, any Damages of Buyer shall include only the portion of such Damages attributable to the ownership interest of Generation and its Affiliates in a Material Subsidiary and shall exclude any portion of such Damages attributable to the ownership interest of any third party in such Material Subsidiary.

Section 8.4 Procedures for Third-Party Claims. Subject to the Access and Support Agreement, the obligations of any Indemnifying Party to indemnify any Indemnified Party under this Article VIII with respect to Claim for Damages by third parties (including Governmental Entities) (a “Third-Party Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall give the Indemnifying Party written notice of any such Third-Party Claim promptly after learning of such Third-Party Claim, and the Indemnifying Party may, at its option, undertake the defense thereof by representatives of its own choosing and shall provide written notice of any such undertaking to the Indemnified Party. Failure to give prompt written notice of a Third-Party Claim hereunder shall not affect the Indemnifying Party’s obligations under this Article VIII, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give prompt written notice. The Indemnified Party shall, and shall cause its employees and representatives to, cooperate with the Indemnifying Party in connection with the settlement or defense of such Third-Party Claim and shall provide the Indemnifying Party with all available information and documents concerning such Third-Party Claim. The Indemnifying Party shall provide the Indemnified Party with copies of all non-privileged communications and other information in respect of the Third-Party Claim. If the Indemnifying Party, within thirty (30) days after written notice of any such Third-Party Claim, fails to assume the defense of such Third-Party Claim or, after assuming defense, negligently fails to defend and fails to call after reasonable written notice of the same, the Indemnified Party against whom such Third-Party Claim has been made shall (upon further written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof upon written notice to the Indemnified Party.

(b) Anything in this Section 8.4 to the contrary notwithstanding, (i) the Indemnified Party shall not settle a Third-Party Claim for which it is indemnified without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding, or consent to the entry of any judgment for relief other than monetary damages to be borne by the Indemnifying Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.5 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a Claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such Claim and any relevant facts and circumstances relating thereto, and such notice shall be promptly given even if the nature or extent of the Damages is not then known. The notification shall be subsequently supplemented within a reasonable time as additional information regarding the Claim or the nature or extent of Damages resulting therefrom becomes available to the Indemnified Party. Any failure to give such reasonably prompt notice or supplement thereto or to provide any such facts and circumstances will not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually materially prejudiced thereby. The Indemnified Party and the Indemnifying Party shall attempt to negotiate in good faith for a thirty (30) day period regarding the resolution of any disputed Claims for Damages. If for any reason, such dispute cannot be resolved by negotiation, on the request of any party it shall be resolved by arbitration in accordance with Section 9.7. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party, subject to the limitations of the Minimum Claim Amount, Initial Deductible Amount, the Closing Deductible Amount and the Cap Amount, shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party.

Section 8.6 Additional Procedures for Claims Made Pursuant to Section 8.2(a)(v).

(a) Any claims for Damages by a Buyer Indemnified Party pursuant to Section 8.2(a)(v) shall be made during the Special Indemnity Period.

(b) The Buyer Indemnified Parties shall have no right to bring a claim for Damages for any item listed on Section 8.2(a)(v) pursuant to Section 8.2(a)(i), (ii) or (iii).

(c) The Buyer Indemnified Parties shall use their reasonable best efforts to limit the amount of Damages that may be payable by Seller pursuant to Section 8.2(a)(v), and shall not take any action to accelerate the timing of payment, or increase the amount, of any Damages payable pursuant to Section 8.2(a)(v).

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Disclosure Letters. The Seller Disclosure Letter and the Buyer Disclosure Letter are incorporated into this Agreement by reference and made a part hereof.

Section 9.2 Payments. All payments set forth in this Agreement and the Related Agreements are in United States Dollars. Such payments shall be made by wire transfer of immediately available funds or by such other means as the parties to such payment shall designate.

Section 9.3 Expenses. Except as expressly set forth herein, or as agreed upon in writing by the parties, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs, fees and expenses, including the expenses of its representatives, incurred by such party in connection with this Agreement and the Related Agreements and the transaction contemplated hereby and thereby.

Section 9.4 Choice of Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK APPLICABLE HERETO.

Section 9.5 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that without the prior written consent of the other party, each party shall have the right to assign its rights and obligations under this Agreement to any third party successor to all or substantially all of its entire business.

Section 9.6 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, will be deemed to have been duly given only if delivered personally or by facsimile transmission (with confirmation of receipt) or by an internationally-recognized express courier service or by mail (first class, postage prepaid) to the parties at the following addresses or telephone or facsimile numbers and will be deemed effective upon delivery; provided, however, that any communication by facsimile shall be confirmed by an internationally-recognized express courier service or regular mail.

(i) If to Seller:
CMS Enterprises Company One Energy Plaza Jackson, Michigan 49201 Attention: General Counsel Telephone: (517) 788-0550 Facsimile: (517) 788-1671 With a required copy to:
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Attention: Sheldon S. Adler, Esq. Marie L. Gibson, Esq. Telephone: (212) 735-3000 Facsimile: (212) 735-2000

(ii) If to Buyer:
Abu Dhabi National Energy Company PJSC
ADWEA Research Building
7th Floor
Jawazat Street
P.O. Box 55224
Emirate of Abu Dhabi
United Arab Emirates
Attention: Peter Barker Homek
Telephone: + 971 (2) 694 3662
Facsimile: + 971 (2) 642 2555

With a required copy to:
Simmons & Simmons The ADNIC Building Khalifa Street P.O. Box 5931 Emirate of Abu Dhabi United Arab Emirates Attention: Ibrahim Mubaydeen Telephone: + 971 2 627 5568 Facsimile: + 972 2 627 5223

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor.

Section 9.7 Resolution of Disputes. Except for the resolution of disputes which shall be resolved in accordance with the procedures set forth in Sections 5.7 and 8.5 herein (which shall be governed only by subsection (d) of this Section 9.7), all disputes arising out of or relating to this Agreement or any Related Agreement or the breach, termination or validity thereof or the parties’ performance hereunder or thereunder (“Dispute”) shall be resolved as provided by this Section 9.7.

(a) If the Dispute has not been resolved by executive officer negotiation within thirty (30) days of the disputing party’s notice requesting negotiation, or if the parties fail to meet within twenty (20) days from delivery of said notice, such Dispute shall be submitted to and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “Rules”), except as modified herein.

(b) The arbitration shall be held, and the award shall be rendered in London, England, in the English language. There shall be three arbitrators, one of whom shall be nominated by each of Buyer and Seller in accordance with the Rules. The two party appointed arbitrators shall have thirty (30) days from the confirmation of the nomination of the second arbitrator to agree on the nomination of a third arbitrator who shall serve as chair of the arbitral tribunal. On the request of any party, any arbitrator not timely appointed in accordance with this Agreement or the Rules shall be appointed by the ICAICC.

(c) The award shall be final and binding upon the parties as from the date rendered and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The parties hereby expressly agree that leave to appeal under Section 45 or Section 69 of the English Arbitration Act 1996 may not be sought with respect to any question of law arising in the course of the arbitration or with respect to any award made. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of a competent court in any jurisdiction in which a party may have assets and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(d) The Parties agree that any court action or proceeding to compel or in support of arbitration or for provisional remedies in aid of arbitration, including any action to enforce the provisions of this Section 9.7 or for temporary injunctive relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitral tribunal, shall be brought exclusively in the federal or state courts located in London, England (the “London Courts”). The Parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction of the London Courts for such purpose and to the non-exclusive jurisdiction of the London Courts in any action to enforce any arbitration award rendered hereunder, and waive any right to stay or dismiss any such actions or proceedings brought before the London Courts on the basis of forum non conveniens or improper venue. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The parties hereby irrevocably waive any and all rights to trial by jury in any such action or proceeding.

Section 9.8 Language. The parties confirm that it is their wish that this Agreement, the Related Agreements and any other documents related hereto or thereto, including notices, schedules and authorizations, have been and shall be drawn up in the English language only.

Section 9.9 No Right of Setoff. Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any Related Agreement against any amounts owed hereunder or pursuant to any Related Agreement by such Persons to the other party hereto or any of such other party’s Affiliates.

Section 9.10 Time is of the Essence. Time is of the essence in the performance of the provisions of this Agreement.

Section 9.11 Limitation on Liability. In the event that a party breaches this Agreement prior to, or in the absence of, Closing, neither party’s liabilities hereunder shall exceed $100,000,000 in the aggregate.

Section 9.12 Entire Agreement. This Agreement, including the Seller Disclosure Letter, Buyer Disclosure Letter, and Schedules hereto, together with the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement. In the case of any material conflict between any provision of this Agreement and any other Related Agreement, this Agreement shall take precedence.

Section 9.13 Binding Nature; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (whether by operation of law or otherwise) and permitted assigns. Except as expressly provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either party or any of their Affiliates. Except as expressly provided herein, no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any Liability (or otherwise) against either party hereto.

Section 9.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.

Section 9.15 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.16 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 9.17 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 9.18 Amendment. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of each party.

IN WITNESS WHEREOF, Seller and Buyer, by their duly authorized officers, have executed this Agreement as of the date first written above.

CMS ENTERPRISES COMPANY

By:     /s/ Thomas J. Webb
Name: Thomas J. Webb
Title: Executive Vice President and Chief Financial Officer

ABU DHABI NATIONAL ENERGY COMPANY PJSC

By:     /s/ Peter E. Barker Homek
Name: Peter E. Barker Homek
Title: Chief Executive Officer